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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-173520

This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 14, 2011
PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 29, 2011

37,500,000 Shares

Common Stock

        We are offering 37,500,000 shares of our common stock.

        Our common stock is listed on the New York Stock Exchange under the symbol "KOG." The last reported sale price of our common stock on the New York Stock Exchange on November 11, 2011 was $7.71 per share.

        The underwriters have an option to purchase a maximum of 5,625,000 additional shares to cover over-allotments of shares.

        Investing in our common stock involves risks. Please read "Risk Factors" beginning on page S-15 of this prospectus supplement and "Risk Factors" beginning on page 6 of the accompanying prospectus.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Kodiak Oil & Gas Corp.
Per Share	$	$	$
Total	$	$	$

        Delivery of the shares of common stock will be made on or about November     , 2011.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse
KeyBanc Capital Markets
RBC Capital Markets
Wells Fargo Securities

The date of this prospectus supplement is November     , 2011.

        We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document is only accurate as of its date.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        In this prospectus supplement and accompanying prospectus, except as otherwise indicated, the words "Kodiak," "we," "us," "our" and "ours" refer to Kodiak Oil & Gas Corp. together with its subsidiary, Kodiak Oil & Gas (USA) Inc.

        This prospectus supplement and accompanying prospectus are part of an automatic "shelf" registration statement on Form S-3, registration statement number 333-173520, as amended, that we filed with the Securities and Exchange Commission, or the SEC. Under the shelf registration process, we may offer from time to time common stock, senior or subordinated debt securities (which may be guaranteed by our subsidiary) and warrants to purchase common stock. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the shares of our common stock that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus.

        We have not authorized anyone to provide any information other than that contained or incorporated by reference in this document or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurances as to the reliability of, any information that others may give you. We have not, and the underwriters have not, authorized anyone to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus is accurate only as of the date of those respective documents. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus when making your investment decision. You should also read and consider the information in the documents we have referred you to in the section of this prospectus supplement entitled "Incorporation of Information by Reference."

        Market data and industry statistics used throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein are based on independent industry publications, reports by market research firms and other published independent sources. Some data and other information are also based on our good faith estimates, which are derived from our review of internal surveys and independent sources. Although we believe these sources are credible, we have not independently verified the data or information obtained from these sources. Accordingly, investors should not place undue reliance on this information. By including such market data and information, we do not undertake a duty to update or provide that data in the future.

        As permitted by the rules and regulations of the SEC, the registration statement that contains this prospectus supplement and the accompanying prospectus incorporates by reference important information that is not contained in this prospectus supplement or the accompanying prospectus but that is contained in documents that we file with the SEC. You may read and obtain copies of these documents and the other reports we file with the SEC at the SEC's website, www.sec.gov, or at the SEC's offices described below under the heading "Where You Can Find More Information."

        Our functional currency is the United States dollar. All references to "dollars" or "$" in this prospectus supplement refer to United States or U.S. dollars unless specific reference is made to Canadian or CDN dollars.

        If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        The information discussed in this prospectus supplement, the accompanying prospectus, our filings with the SEC and our public releases include "forward- looking statements" within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements, other than statements of historical facts, included herein concerning, among other things, planned capital expenditures, increases in oil and gas production, the number of anticipated wells to be drilled after the date hereof, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as "may," "expect," "estimate," "project," "plan," "believe," "intend," "achievable," "anticipate," "will," "continue," "potential," "should," "could," and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Our results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

  •
  our ability to generate sufficient cash flow from operations, borrowings or other sources to enable us to fully develop our undeveloped operated and non-operated acreage positions;

  •
  future capital requirements and uncertainty of obtaining additional funding on terms acceptable to us;

  •
  unsuccessful drilling and completion activities and the possibility of resulting write-downs;

  •
  geographical concentration of our operations;

  •
  constraints imposed on our business and operations by our first lien credit agreement, the notes offered in the concurrent note offering and our ability to generate sufficient cash flows to repay our debt obligations;

  •
  availability of borrowings under our credit agreements;

  •
  termination fees related to drilling rig contracts;

  •
  increases in the cost of drilling, completion and gas gathering or other costs of production and operations;

  •
  our ability to successfully drill wells that produce oil or natural gas in commercially viable quantities;

  •
  difficulties in managing our growth and the related demands on our resources;

  •
  failure to meet our proposed drilling schedule;

  •
  financial losses and reduced earnings related to our commodity derivative agreements, and failure to produce enough oil to satisfy our commodity derivative agreements;

  •
  historical incurrence of losses;

  •
  adverse variations from estimates of reserves, production, production prices and expenditure requirements, and our inability to replace our reserves through exploration and development activities;

  •
  hazardous, risky drilling operations and adverse weather and environmental conditions;

  •
  limited control over non-operated properties;

  •
  reliance on limited number of customers;

  •
  title defects to our properties and inability to retain our leases;

  •
  incorrect estimates of proved reserves, the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs of properties that we acquire;

  •
  our ability to successfully develop our large inventory of undeveloped operated and non-operated acreage;

  •
  our ability to retain key members of our senior management and key technical employees, and conflicts of interests with respect to our directors;

  •
  marketing and transportation constraints in the Williston Basin;

  •
  federal and tribal regulations and laws;

  •
  our current level of indebtedness and the effect of any increase in our level of indebtedness;

  •
  risks in connection with historical and potential acquisitions (including the Proposed January 2012 Acquisition, discussed below) and the integration of significant acquisitions;

  •
  price volatility of oil and natural gas prices, and the effect that lower prices may have on our net income and stockholders' equity;

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  a decline in oil or natural gas production or oil or natural gas prices, and the impact of general economic conditions on the demand for oil and natural gas and the availability of capital;

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  impact of environmental, health and safety, and other governmental regulations, and of current or pending legislation;

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  effects of competition;

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  effect of seasonal factors;

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  lack of availability of drilling rigs, equipment, supplies, insurance, personnel and oil field services; and

  •
  further sales or issuances of common stock.

        Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our filings with the SEC that are incorporated by reference herein and in the section entitled "Risk Factors" included elsewhere in this prospectus supplement. For additional information regarding risks and uncertainties, please read our filings with the SEC under the Securities Exchange Act of 1934 and the Securities Act of 1933, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this section and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. Other than as required under securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

NON-GAAP FINANCIAL MEASURES

        We use EBITDA, adjusted as described below and referred to in this prospectus supplement, as a supplemental measure of our performance and liquidity that is not required by, or presented in accordance with, GAAP. We define Adjusted EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depreciation, depletion and amortization, (iv) impairment, (v) non-cash expenses relating to share based payments recognized under ASC Topic 718, (vi) pre-tax unrealized gains and losses on foreign currency, (vii) pre-tax unrealized gains and losses on commodity price risk management activities, (viii) amortization of deferred financing costs and (ix) accretion of abandonment liability. In evaluating our business, we consider Adjusted EBITDA as a key indicator of financial operating performance and as a measure of the ability to generate cash for operational activities and future capital expenditures.

        Adjusted EBITDA is not a Generally Accepted Accounting Principle ("GAAP") measure of performance. We believe that Adjusted EBITDA is a useful supplemental disclosure regarding our financial condition and results of operations for the following resources:

  •
  by eliminating the effect of certain non-cash items, Adjusted EBITDA provides an indication of our ability to generate cash flow from our operations at a level that can sustain or support our ongoing operations and our capital investment program. In addition, we use Adjusted EBITDA when developing our capital expenditure budget, and the disclosure to investors of Adjusted EBITDA allows investors to better assess our financial condition and thus our ability to support such budget;

  •
  a variant of Adjusted EBITDA is viewed by our lenders as an indicator of our operating results and financial condition and as such, it is used in a compliance covenant under our revolving credit facility. In addition, Adjusted EBITDA is viewed as a determining factor in the amount of the overall borrowing capacity under our first lien credit agreement. Disclosing Adjusted EBITDA to our investors therefore provides investors with an indication of our potential borrowing base under our credit facility and our compliance with the applicable covenant, which in turn are indicators of our operating results and financial condition;

  •
  Adjusted EBITDA is considered by our Compensation Committee to be a significant indicator of the results of our operations and as such, the Compensation Committee has determined it to be a significant component of the corporate objectives to which the vesting of senior management's equity-based awards are tied. Reporting Adjusted EBITDA therefore provides additional transparency to investors in respect of the attainment of our operational corporate objectives and our executive compensation program;

  •
  we believe that investors benefit from having access to the same financial measures that our management team and other external users (including our lenders under our credit facility) utilize in evaluating our operational performance and financial condition; and

  •
  Adjusted EBITDA, or a variant thereof, is commonly used by companies in the oil and gas industry as a performance measure. We and other external users use this non-GAAP performance measure to compare our performance with other companies in the industry that make a similar disclosure, and management believes that this performance measure may be useful to investors for the same purpose.

        Investors should not consider this measure in isolation or as a substitute for operating income or loss, cash flow from operations determined under GAAP, or any other measure for determining our operating performance that is calculated in accordance with GAAP. This information should be read in conjunction with all of our financial information, including our financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, because EBITDA is not a GAAP measure, it may not necessarily be comparable to similarly titled measures

v

employed by other companies. In evaluating Adjusted EBITDA, you should be aware that it excludes expenses that we will incur in the future on a recurring basis. Adjusted EBITDA has limitations as an analytical tool. Some of its limitations are: (i) it does not reflect non-cash costs of our stock incentive plans, which are an ongoing component of our employee compensation program; and (ii) although depletion, depreciation and amortization are non-cash charges, the assets being depleted, depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect the cost or cash requirements for such replacements. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

        We define "Present Value" or "PV-10" as the present value of estimated future gross revenue to be generated from the production of estimated net proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date indicated (unless such prices or costs are subject to change pursuant to contractual provisions), without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expenses or to depreciation, depletion and amortization, discounted using an annual discount rate of 10 percent. While this measure does not include the effect of income taxes as it would in the use of the standardized measure calculation, it does provide an indicative representation of the relative value of our company on a comparative basis to other companies and from period to period.

        PV-10 is a supplemental measure of the value of our estimated proved reserves that is not required by or presented in accordance with GAAP and should not be considered in isolation or as an alternative to standardized measure or other value measures derived in accordance with GAAP. PV-10 has limitations as an analytical tool and should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP.

        While this measure does not include the effect of income taxes as it would in the use of the standardized measure calculation, it does provide an indicative representation of the relative value of our company on a comparative basis to other companies and from period to period.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus supplement and accompanying prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and accompanying prospectus, and the documents incorporated by reference herein carefully, including the risk factors and the financial statements and related notes thereto included or incorporated by reference in this prospectus supplement and accompanying prospectus.

Our Company

        We are an independent energy company focused on the exploration, exploitation, acquisition and production of crude oil and natural gas in the United States. Our corporate strategy is to internally identify prospects, acquire lands encompassing those prospects and evaluate those prospects using subsurface geology and geophysical data and exploratory drilling. Using this strategy, we have developed an oil and natural gas portfolio of proved reserves, as well as development and exploratory drilling opportunities on high potential conventional and unconventional oil and natural gas prospects.

        Our oil and natural gas reserves and operations are primarily concentrated in two Rocky Mountain basins, the Williston Basin of North Dakota and Montana and, to a lesser extent, the Green River Basin of Wyoming and Colorado. The most significant prospects in our portfolio are our assets in the Williston Basin. The principal target of drilling in the Williston Basin is the Bakken Shale hydrocarbon system highlighted by production from the Middle Bakken member, located between two Bakken shales that serve as the source rock, and the Three Forks member, positioned immediately below the Lower Bakken Shale.

        As of October 31, 2011 we had several hundred lease agreements representing approximately 209,000 gross (123,000 net) acres, primarily in the Williston Basin and Green River Basin. Our acreage at October 31, 2011 included approximately 169,000 gross (105,000 net) acres located in the Bakken oil play in North Dakota and Montana. We have successfully closed two meaningful acquisitions in 2011, which added a total of approximately 38,500 net acres to our core Williston Basin acreage, and recently entered into agreements to acquire approximately 50,000 additional net acres in the Williston Basin (the "Proposed January 2012 Acquisition"). Upon completion of the Proposed January 2012 Acquisition, our total position in the Williston Basin will be approximately 155,000 net acres. For additional information about our recent and pending acquisitions, see "—Recent Developments."

        As of October 31, 2011, as adjusted pro forma for the Proposed January 2012 Acquisition, we have the following operations in the Williston Basin:

Kodiak Legacy Lands—Operated

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42 gross (25.6 net) operated producing wells
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12 gross (8.6 net) operated wells completed in 2011
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9 gross (6.8 net) operated wells waiting on completion
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9 gross (8.3 net) operated wells drilling Nov 1 - Dec 31, 2011

Kodiak Legacy Lands—Non-Operated(1)

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20 gross (3.9 net) non-operated producing wells
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14 gross (3.4 net) non-operated wells completed in 2011
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8 gross (1.7 net) non-operated wells waiting on completion

October 2011 Acquisition (completed October 28, 2011)

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7 gross (5.1 net) operated producing wells
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4 gross (2.2 net) operated wells waiting on completion
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19 gross (1.4 net) non-operated producing wells

Proposed January 2012 Acquisition

•
17 gross (13.5 net) operated producing wells
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4 gross (3.1 net) operated wells waiting on completion
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2 gross (1.2 net) operated wells drilling Nov 1 - Dec 31, 2011
•
10 gross (1.3 net) non-operated producing wells

(1)
Non-operated interests are all primarily associated with our acreage in Dunn County, North Dakota

        As of October 31, 2011, we operated or had an interest in a total of 88 gross (36 net) producing wells in the Williston Basin, excluding those to be acquired in the Proposed January 2012 Acquisition. The Proposed January 2012 Acquisition will add 17 gross (13.5 net) producing wells and 10 gross (1.3 net) non-operated producing wells, along with 4 gross (3.1 net) wells which have been drilled and are waiting on completion. We are making plans to deploy our capital and resources into these development opportunities in 2012.

        The following table provides information regarding our assets and operations located in our core areas:

	At October 31, 2011
	Net acreage	Net Proved Reserves (MBoe)	% Oil	% Proved Developed	Pre-tax PV-10(3)
					(in millions)
Kodiak Legacy(1)	91,500	24,855	88%	39%	$601.4
October 2011 Acquisition(1)	13,500	7,783	87%	34%	188.6
Proposed January 2012 Acquisition(2)	50,000	19,729	81%	28%	463.8

Total	155,000	52,368	85%	34%	$1,253.8

(1)
Estimated reserves data prepared by Netherland Sewell & Associates, Inc.

(2)
Estimated reserves for the Proposed January 2012 Acquisition were prepared by us from information obtained from the seller, which has not been independently reviewed.

(3)
The Present Value of Estimated Future Net Revenues, Discounted at 10% ("PV-10") is a non-GAAP financial measure. For a definition of PV-10, see "Non-GAAP Financial Measures." PV-10

  is considered a non-GAAP financial measure under SEC regulations because it does not include the effects of future income taxes, as is required in computing the standardized measure of discounted future net cash flows.

One-year North Dakota (Bakken and Three Forks) Drilling and Completion Activities

        The following table provides a summary of data pertinent to our Williston Basin drilling and completion activities targeting the Bakken (gas is converted on a 6 Mcf to 1 barrel of oil basis) as of November 7, 2011:

					Daily Production (BOE/d)
			IP 24-Hour Test BOE/D
Well Name	WI / NRI (%)	Completion Date			30 Day	60 Day	90 Day	180 Day	Gas / Oil Ratio (GOR)	Well Status(2)
Dunn County, ND
MC #13-34-28-1H	59 / 48	Sep-10	1,906		1,082	1,074	995	723	700	PW
MC #13-34-28-2H	59 / 48	Aug-10	2,055		1,259	1,073	932	655	600	PW
TSB #14-21-33-15H	50 / 41	Dec-10	2,050		877	790	706	701	700	FW
TSB #14-21-33-16H3	50 / 41	Dec-10	1,042		603	444	—	—	550	FW
TSB #14-21-4H	50 / 41	Dec-10	1,196		656	470	397	—	600	PW
TSB #14-21-16-2H	50 / 41	Apr-11	N/A		194	164	—	—	600	PW
TSB #2-24-12-2H	50 / 41	Sep-11	1,752	(1)	—	—	—	—	600	FW
SC #2-24-25-15H	96 / 79	Sep-11	3,028		1,449	—	—	—	730	FW
TSB #2-24-12-1H3	50 / 41	Sep-11	3,083		1,398	—	—	—	500	FW
SC #12-10-11-9H	97 / 79	Oct-11	2,950		—	—	—	—	700	FW
SC #12-10-11-9H3	97 / 79	Oct-11	2,982		—	—	—	—	700	FW
SC #2-8-17-15H	46 / 38	Q411	—		—	—	—	—	—	WOC
CE #15-22-15-4H	56 / 45	Q411	—		—	—	—	—	—	FW
CE #15-22-15-3H3	56 / 45	Q411	—		—	—	—	—	—	FW
SC #2-8-17-14H3	46 / 38	Q411	—		—	—	—	—	—	WOC
SC #2-24-25-16H	96 / 79	2012	—		—	—	—	—	—	WOC
CE #15-14-11-4H	56 / 45	2012	—		—	—	—	—	—	Drilling
SC #9-2-3-5H	99 / 81	2012	—		—	—	—	—	—	Drilling
McKenzie County, ND
Grizzly #1-27H-R	74 / 60	Sep-10	507		210	204	196	189	800	PW
Grizzly #13-6H	68 / 56	Feb-11	399		122	120	119	—	350	PW
Koala #9-5-6-5H	95 / 78	Apr-11	3,042		1,377	1,165	1,103	—	1200	FW
Koala #9-5-6-12H3	95 / 78	Apr-11	2,327		1,072	1,063	980	—	1300	FW
Koala #3-2-11-14H	52 / 42	Jul-11	3,412		1,337	1,230	—	—	1250	FW
Koala #3-2-11-13H	53 / 43	Jul-11	3,021		1,144	1,004	—	—	1200	FW
Koala #2-25-36-15H	66 / 53	Q411	—		—	—	—	—	—	WOC
Koala #2-25-36-14H3	66 / 53	Q411	—		—	—	—	—	—	WOC
Koala #2-25-36-13H3	66 / 53	Q411	—		—	—	—	—	—	WOC
Smokey #15-22-15-2H	85 / 69	Q411	—		—	—	—	—	—	WOC
Smokey #15-22-34-15H	63 / 51	Q411	—		—	—	—	—	—	WOC
Grizzly #3-25-13-3H	50 / 41	2012	—		—	—	—	—	—	Drilling
Smokey #3-6-7-14H	56 / 45	2012	—		—	—	—	—	—	Drilling
Smokey #16-20-17-2H	94 / 75	2012	—		—	—	—	—	—	Drilling
Williams County, ND
Mildred #9-4-1H	45 / 35	Q411	—		—	—	—	—	—	WOC
State #16-21-1H	36 / 28	Q411	—		—	—	—	—	—	WOC
Long #1-12-1H	73 / 56	2012	—		—	—	—	—	—	WOC

(1)	14 stages completed initially, with remaining stages completed October 2011.	FW= Flowing Well
(2)	Well Status is as of November 7, 2011.	WOC= Waiting on Completion PW = Pumping Well

Our Competitive Strengths

        We believe we possess a range of competitive strengths, including:

        Substantial Leasehold Position in the Core of the Williston Basin.    As adjusted pro forma for the Proposed January 2012 Acquisition, we hold a total of approximately 155,000 net leasehold acres in the Williston Basin. Our concentrated acreage position is prospective for the Bakken and Three Forks formations. We believe the results of our active drilling program and drilling activity by other exploration and production companies has significantly improved the risk profile of our concentrated acreage position. We expect that the scale and concentration of our acreage combined with our high operated working interest will also enable us to achieve operational efficiencies and improve our drilling and completion costs.

        Oil-Weighted Production and Reserves and Increasing Collateral Value.    As of October 31, 2011, as adjusted pro forma for the Proposed January 2012 Acquisition, approximately 85% of our 52.4 MMBoe net proved reserves are comprised of oil. Additionally, we currently operate a five rig program and expect to increase to a six rig program as part of the Proposed January 2012 Acquisition and later increase to an eight rig program during 2012. We plan to drill or participate in approximately 73 gross (51 net) wells in the Williston Basin in 2012.

        Large, Multi-Year Drilling Inventory Targeting Primarily Oil Production.    Including our Proposed January 2012 Acquisition, we have an inventory of approximately 800 net drilling locations targeting the Bakken and Three Forks Formations. Using a base case of 70% WI, we have over 1,100 gross wells to drill.

        High Operatorship and Operational Scale.    As a result of successfully executing over time our strategy of acquiring largely contiguous acreage positions with a high working interest, we operate a large majority of our acreage. Including the Proposed January 2012 Acquisition, we expect to operate approximately 70% of our estimated 800 potential net drilling locations. As a result of our high operatorship and size of our acreage position, we have secured a full-time 24-hour dedicated frac crew commencing in early 2012. We believe the access to completion services provided by a dedicated frac crew provides us with the operational scale that will enable us to realize cost efficiencies as we continue to develop our large acreage position. Additionally, we retain the ability to adjust our capital expenditure program based on the commodity price outlook.

        Experienced Management and Technical Teams.    Our management and technical teams have an average of more than 25 years of industry experience, primarily in the Rocky Mountains and including work for larger exploration and production companies. The team is responsible for being an early mover in the acquisition of acreage in the Williston Basin and identifying the benefits of operational scale in the region. Our team also possesses substantial expertise in horizontal drilling and completions, including 42 gross (27.7 net) horizontal wells drilled to date.

Business Strategy

        Our business strategy is to create value for our stakeholders by growing reserves, production volumes and cash flow utilizing advanced development, drilling and completion technologies to systematically explore for, develop and produce oil and natural gas reserves. Key elements of our business strategy include:

        Focus on Developing our Williston Basin Leasehold Position.    We intend to continue developing our acreage position in the Williston Basin in order to maximize the value of our resource potential. Due to the results from our producing wells and current commodity prices, we intend to concentrate the majority of our capital expenditures in the Williston Basin. We believe that our experience in the application of advanced drilling and completion techniques and access to drilling rigs provide us with a competitive advantage in developing our approximately 105,000 net acres in the Bakken and Three Forks formations.

        Leverage our Experience in the Williston Basin.    We continue to develop expertise in drilling and completion technologies in horizontal drilling and multi-stage isolated fracture stimulations. We continue to refine our drilling and completion techniques, as well as monitor the results of other operators, in an effort to enhance well performance and the associated estimated ultimate recoveries and rates of return. We expect our drilling and completion techniques to continue to evolve and believe that such evolution has the potential to significantly enhance our initial production rates, ultimate recovery factors and rate of return on invested capital.

        Retain Operational Control.    In our principal development targets, we typically seek to maintain operational control of our development and drilling activities. As operator, we retain more control over the timing, selection and process of drilling prospects, and completion design, which enhances our ability to maximize our return on invested capital and gives us greater control over the timing, allocation and amounts of our capital expenditures. Retaining operational control also gives us the ability to control the financing, construction and operation of infrastructure related to our production operations.

        Evaluate Acquisitions in the Williston Basin.    We will continue to evaluate strategic acquisitions in the Williston Basin near our core acreage, including additional acreage and producing assets. Our focus on targeted opportunities in the Williston Basin allows us to maximize the efficiency of our drilling and exploration activities and further leverage our knowledge and experience. This focus has allowed us to capture economies of scale, including the ability to drill multiple wells from a single drilling pad, thereby reducing the time and cost of rig mobilization.

        Maintain Financial Flexibility.    As of September 30, 2011, on an as adjusted basis after giving effect to the October 2011 Acquisition, the Proposed January 2012 Acquisition, the sale of the notes and this offering and the application of the net proceeds therefrom, we will have approximately $579.3 million of indebtedness outstanding and approximately $195.7 million of secured borrowing capacity available under our first lien credit agreement. We expect to fund our 2012 capital budget primarily from these sources and from cash from operations. We expect to have $74.5 million of cash on a pro forma basis after giving effect to this offering and the concurrent offering of our notes and the related use of proceeds. Our strategy to retain operational control provides for financial flexibility and allows us to manage the timing of a substantial portion of our capital expenditure program.

Recent Developments

June 2011 Acquisition

        On June 30, 2011, we acquired approximately 25,000 net acres of Bakken/Three Fork leaseholds and related producing properties located in McKenzie County, North Dakota along with various other related rights, permits, contracts, equipment and other assets (the "June 2011 Acquisition") in exchange for 2.5 million shares of our common stock valued at approximately $14.0 million and cash consideration of $71.5 million. The effective date of the acquisition was April 1, 2011, with purchase price adjustments calculated at the closing date. The June 2011 Acquisition included a working interest in two gross (1.0 net) operated producing wells and one drilling pad that had been built for drilling scheduled in 2012.

October 2011 Acquisition

        On October 28, 2011, we acquired approximately 13,400 net acres of Williston Basin leaseholds, and related producing properties located primarily in Williams County, North Dakota along with various other related rights, permits, contracts, equipment and other assets (the "October 2011 Acquisition") in exchange for cash consideration of approximately $248.2 million. The effective date of the acquisition was August 1, 2011, with purchase price adjustments calculated at the closing date. The total purchase included approximately $245.5 million related to the acquisition of the properties and approximately $3.3 million related to the assumption of certain working capital items.

        The October 2011 Acquisition included a working interest in seven gross (5.1 net) operated producing wells, 4 gross (2.2 net) operated wells waiting on completion, four drilling pads that have been built for drilling scheduled in early 2012 and minor non-operated interests in 19 wells. Completion work on two gross (0.8 net) operated wells is scheduled to commence in November 2011, with other completion work to continue through year end. A salt water disposal well has been drilled on the lands, and water gathering pipelines have been constructed over the majority of the lands acquired. Furthermore, gas pipelines are in place and gas is currently being sold. We anticipate mobilizing one of our existing five rigs onto the acquired lands in the first quarter of 2012.

Proposed January 2012 Acquisition

        On November 14, 2011, we entered into two agreements to acquire interests in approximately 50,000 net acres of Williston Basin leaseholds and related producing properties located primarily in Williams and McKenzie Counties in North Dakota. Pursuant to the acquisition agreements we will also acquire various other related rights, permits, contracts, equipment and other assets, including the assignment of a drilling rig contract. The effective date of the Proposed January 2012 Acquisition is September 1, 2011, and the closing of the Proposed January 2012 Acquisition is expected to take place on or before January 6, 2012, subject to the satisfaction of customary closing conditions.

        The aggregate purchase price for the acquisition is $590 million, subject to potential adjustments including, but not limited to, adjustments for certain title and environmental defects, if any, as well as customary adjustments to reflect the operation of the assets between the effective date and the closing date. We are required to fund $540 million of the purchase price in cash and the remaining $50 million in shares of our common stock. The cash portion is expected to be funded by the proceeds of this offering and the concurrent offering of our common stock. We have obtained stand-by bridge financing, the availability of which is subject to the satisfaction of certain conditions precedent, to enable us to close the Proposed January 2012 Acquisition in the event we are unable to fund the acquisition with proceeds from this offering and the concurrent offering of our notes.

        We have deposited with an escrow agent $30 million of the purchase price, allocable on a pro rata basis to each purchase agreement. This deposit, which we paid out of our working capital, will be credited to the purchase price at the closing. The deposit is refundable in the event the Proposed January 2012 Acquisition does not close for any reason other than (i) as a result of a material breach by us of the acquisition agreements or (ii) as a result of our failure to close where, as of February 16, 2012, the sellers have satisfied all of their respective closing conditions and are ready, willing and able to perform their obligations under the agreements. In either of such circumstances, as a remedy for our failure to close, the sellers will be entitled to liquidated damages in the aggregate amount of $100 million (against which our deposit will be credited) or, under certain circumstances, specific performance.

2012 Capital Expenditure Budget

        In conjunction with our announcement of the Proposed January 2012 Acquisition, we have established a $585 million preliminary 2012 capital expenditure budget allocated to oil and gas activities in the Bakken and Three Forks oil play in the Williston Basin of North Dakota.

        We have allocated $550 million to the drilling and completing of 73 gross (51 net) wells in the Williston Basin. In addition, approximately $25 million will be allocated to the building of infrastructure for gathering systems, surface facilities and water disposal systems. We have also allocated approximately $10 million to acreage acquisitions.

        With the Proposed January 2012 Acquisition, we will assume the contract for one additional drilling rig that will continue to drill on leashold to be acquired. We expect that we will undertake the operation of two additional rigs on our leashold during the second and third quarters of 2012, which would bring our total operated rig count to eight. Our 2012 preliminary capital expenditure budget includes 61 operated wells with an average 76% working interest, or 46 net operated wells. Also included in the 2012 capital expenditure budget is our share of non-operated activity in Dunn County, North Dakota where we anticipate participating in 12 gross (4.6 net) wells during 2012. The 2012 drilling program, the largest in our history, was designed to provide flexibility in identifying suitable well locations and in the timing and size of capital investment.

Production

        We expect our December 31, 2011 exit rate for our legacy assets to approximate 10,500 BOE/d. Pro forma for the October 2011 Acquisition, and the Proposed January 2012 Acquisition, we expect our December 31, 2011 exit rate to approximate 17,000 BOE/d.

        Based on our 2012 capital expenditure budget, we expect to average 22,000 to 24,000 BOE/d in production for all of 2012 and expect to exit 2012 at a production rate of approximately 30,000 BOE/d, assuming commodity prices and service costs remain consistent. The projected 2012 average and exit rate includes volumes associated with the October 2011 Acquisition and the Proposed January 2012 Acquisition.

Concurrent Note Offering

        Concurrent with this offering, we announced an offering of $550 million in aggregate principal amount of senior notes due 2019 in a private placement to eligible purchasers. The notes will be general unsecured obligations and guaranteed on a senior basis by the our existing subsidiary. The senior notes offering is being made under a separate offering circular and is not part of the offering to which this prospectus supplement relates. The closing of the notes offering is not conditioned upon the closing of the common stock offering, and the closing of the common stock offering is not conditioned upon the closing of the notes offering.

Amendments to Credit Agreements

        On October 28, 2011, in connection with the October 2011 Acquisition, we amended our first lien credit agreement and our second lien credit agreement. The amendment of our first lien credit agreement provided for an increase in the maximum credit amount to $750.0 million and an increase in the borrowing base to $225.0 million. As of the date of this prospectus supplement, we have $215.5 million of indebtedness outstanding under the first lien credit agreement and $100.0 million of indebtedness outstanding under the second lien credit agreement. We intend to use net proceeds of this offering and the concurrent offering of our notes to repay a portion of the outstanding debt under our first lien credit agreement and to repay all of the outstanding debt under our second lien credit agreement. See "Use of Proceeds."

        On November 14, 2011, in connection with the Proposed January 2012 Acquisition, we entered into two amendments to our first lien credit agreement and one amendment to our second lien credit agreement to, among other things, permit the issuance of the notes and the incurrence of debt in connection with the bridge commitment letter.

Company

        We are a Canadian corporation existing under the Business Corporation Act (Yukon Territory). Our principal executive office is located at 1625 Broadway, Suite 250, Denver, Colorado 80202, and our telephone number is (303) 592-8075. Information contained on or accessible through our website, www.kodiakog.com, is not part of this prospectus supplement and accompanying prospectus.

THE OFFERING

Issuer	Kodiak Oil & Gas Corp.
Common stock offered	37,500,000 shares.
Underwriters' option to purchase additional shares	We have granted the underwriters a 30-day option to purchase up to an additional 5,625,000 shares of our common stock.
Common stock to be outstanding after this offering(1)	246,841,439 shares.
Use of proceeds

We estimate that the net proceeds from this offering will be approximately $275.0 million after payment of underwriting discounts, commissions and our estimated offering expenses. We intend to use the net proceeds of this offering and the concurrent offer of our notes (i) to finance the purchase price of the Proposed January 2012 Acquisition, (ii) to repay a portion of the outstanding debt under Kodiak's first lien credit agreement, to repay all of the outstanding debt under its second lien credit agreement and to pay related fees, premiums and expenses, (iii) to fund capital expenditures for drilling, development and infrastructure, principally in the Bakken play located in North Dakota, and (iv) for general corporate purposes, including financing the potential acquisition of oil and gas properties in certain core areas, such as the Bakken play. See "Use of Proceeds."

NYSE Symbol	KOG.
Risk factors

You should carefully consider the information set forth in the section of this prospectus supplement entitled "Risk Factors" and the section of the accompanying prospectus entitled "Risk Factors" as well as the other information included in or incorporated by reference in this prospectus supplement and accompanying prospectus before deciding whether to invest in our common stock.

Conflicts of interest

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions. An affiliate of Wells Fargo Securities, LLC is an administrative agent and lender under each of the first lien credit agreement and second lien credit agreement. A portion of the net proceeds of this offering will be used to reduce our indebtedness to such lender under our first lien credit agreement and second lien credit agreement and affiliates of Wells Fargo Securities, LLC may receive more than 5 percent of the net proceeds of this offering. Thus, Wells Fargo Securities, LLC has a "conflict of interest" as defined in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. See "Underwriting (Conflicts of Interest)." Our credit agreements were negotiated on an arms-length basis and contain customary terms pursuant to which the lenders receive customary fees.

(1)
Based on shares of common stock outstanding as of November 11, 2011. This figure excludes 6,284,158 shares of common stock reserved for issuance pursuant to outstanding stock options as of November 11, 2011, which are exercisable at a weighted average exercise price of $3.50 per share, 22,500 shares of common stock reserved for issuance pursuant to outstanding restricted stock unit awards and 280,000 shares of common stock reserved for issuance pursuant to outstanding performance awards.

SUMMARY HISTORICAL AND PRO FORMA
CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following selected consolidated financial data should be read together with our most recent Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the nine months ended September 30, 2011, each of which is incorporated by reference in this prospectus supplement and accompanying prospectus. The summary consolidated statement of operations data below for the years ended December 31, 2008, 2009 and 2010 and the summary balance sheet data for the years ended December 31, 2009 and 2010 and the consolidated balance sheet data for the years ended December 31, 2009 and 2010 have been derived from our audited consolidated financial statements that are incorporated by reference into this prospectus supplement and accompanying prospectus. The summary consolidated statement of operations data below for the three and nine months ended September 30, 2010 and 2011, and the summary consolidated balance sheet data as of September 30, 2010 and 2011, have been derived from our unaudited consolidated financial statements that are incorporated by reference into this prospectus supplement and accompanying prospectus. The consolidated statement of operations data below for the years ended December 2007 and 2006 and the consolidated balance sheet data for the years ended December 2008, 2007, and 2006 have been derived from our audited consolidated financial statements that are not in the prospectus supplement or accompanying prospectus. Our unaudited consolidated financial statements are prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation have been included. Historical results are not necessarily indicative of results to be expected in the future, and operating results for the three and nine months ended September 30, 2011 are not necessarily indicative of results that may be expected for the full year or future periods.

        The summary unaudited pro forma condensed consolidated financial data are based on our unaudited historical consolidated financial statements incorporated by reference into this prospectus supplement and accompanying prospectus and give effect to the the October 2011 Acquisition, the Proposed January 2012 Acquisition, the sale of the common stock and the concurrent offering of our notes and the application of the net proceeds therefrom as described under "Use of Proceeds" as if such events had occurred on September 30, 2011 for purposes of the pro forma balance sheet and as of January 1, 2010 for purposes of the statement of operations. The pro forma adjustments used in the preparation of the pro forma condensed consolidated financial information are based upon available information and assumptions that we believe are reasonable; however, we can provide no assurance that the assumptions are correct. The pro forma condensed consolidated financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been had the October 2011 Acquisition, the Proposed January 2012 Acquisition, the sale of the common stock and the concurrent offering of our notes and the application of the net proceeds therefrom as described under "Use of Proceeds" occurred on September 30, 2011 for purposes of the pro forma balance sheet and as of January 1, 2010 for purposes of the statement of operations. The pro forma condensed consolidated financial information also should not be considered representative of our future financial condition or results of operations.

        This information is a summary and should be read in conjunction with "Use of Proceeds" and "Capitalization" included elsewhere in this prospectus supplement and with our consolidated financial statements and related notes incorporated by reference into this prospectus supplement and accompanying prospectus.

	For the Year Ended December 31,			For the Nine Months Ended September 30,	For the Three Months Ended September 30,	Pro Forma for the Year Ended December 31,		Pro Forma for the Nine Months Ended September 30,		Pro Forma for the Three Months Ended September 30,
	2008(1)	2009(1)	2010(1)	2011	2011	2010(3)		2011(3)		2011(3)
				(unaudited)	(unaudited)	(unaudited)		(unaudited)		(unaudited)
	(dollars in thousands, except per share data)
Statement of Operations:
Revenues
Oil sales	$5,397	$10,652	$30,212	$62,588	$28,151	$38,209		$106,587		$48,036
Gas sales	1,372	625	783	2,387	1,377	969		3,992		2,272

Total revenues	6,769	11,277	30,995	64,975	29,528	39,178		110,579		50,308

Operating expenses
Oil and gas production	3,579	2,220	6,795	13,512	6,505	8,417		22,671		10,901
Depletion, depreciation, amortization and accretion	4,172	3,159	8,234	15,054	6,801	14,034		28,254		13,001
Asset impairment	47,500	—	—	—	—	—		—		—
General and administrative	8,212	8,522	12,190	13,069	4,549	12,190		13,069		4,549

Total expenses	63,463	13,901	27,219	41,635	17,855	34,641		63,994		28,451

Operating income (expense)	(56,694)	(2,624)	3,776	23,340	11,673	4,537		46,585		21,857

Other income (expense)
Gain (loss) on commodity price risk management activities	—	—	(6,146)	13,968	18,806	(6,146)		13,968		18,806
Interest income (expense), net	196	53	(39)	(598)	(263)	(2,839	)(2)	(2,698	)(2)	(963	)(2)
Other income (expense)	—	8	7	920	629	7		920		629

Total other income (expense)	196	61	(6,178)	14,290	19,172	(8,978)		12,190		18,472

Net income (loss)	$(56,498)	$(2,563)	$(2,402)	$37,630	$30,845	$(4,441)		$58,775		$40,329

Earnings (loss) per common share:
Basic	$(0.62)	$(0.02)	$(0.02)	$0.20	$0.15	$(0.03)		$0.25		$0.16

Diluted	$(0.62)	$(0.02)	$(0.02)	$0.20	$0.15	$(0.03)		$0.25		$0.16

Weighted average common shares outstanding:
Basic	90,739,316	103,688,733	131,444,440	186,891,361	202,721,678	175,429,524		230,876,445		246,706,762

Diluted	90,739,316	103,688,733	131,444,440	189,951,979	205,712,033	175,429,524		233,937,063		249,697,117

(1)
Certain prior period balances were reclassified to conform to the September 30, 2011 presentation. Such reclassifications had no impact on net income, working capital or equity previously reported.

(2)
The summary pro forma financial statements reflect the capitalization of interest expense of $45.3 million, $34.0 million and $11.3 million for the year ended December 31, 2010, the nine months ended September 30, 2011 and the three months ended September 30, 2011, respectively. The capitalized interest relates to unevaluated property costs, which we expect, upon acquisition, to be undergoing the activities necessary to get them ready for their intended use.

(3)
Includes 37,500,000 shares of our common stock issued pursuant to this offering and approximately 6,485,084 shares of our common stock to be issued to the seller of the Proposed January 2012 Acquisition at an assumed price of $7.71 per share (the November 11, 2011 closing price of our common stock). See "Use of Proceeds."

	Pro Forma for the Year Ended December 31,	Pro Forma for the Nine Months Ended September 30,	Pro Forma for the Three Months Ended September 30,
	2010	2011	2011
	(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands)
Reconciliation of Adjusted EBITDA Data:
Net income (loss)	$(4,441)	$58,775	$40,329
Add back:
Depreciation, depletion, amortization and accretion	14,034	28,254	13,001
Amortization of deferred financing costs	2,883	2,777	990
(Gain) / loss on foreign currency exchange	(1)	—	—
Unrealized (gain) / loss on commodity price risk management activities	5,743	(15,509)	(19,012)
Stock based compensation expense	4,456	3,514	1,028
Interest expense	79	—	—

Adjusted EBITDA(1)	$22,753	$77,811	$36,336

	As of December 31,		As of September 30,	Pro Forma as of September 30,
	2010	2009	2011	2011
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$101,198	$24,885	$78,641	$74,541
Total current assets	135,316	37,005	133,622	133,166
Net oil and gas properties	232,662	42,236	467,169	1,303,558
Other long-term assets	1,959	442	26,529	24,558
Total assets	369,937	79,683	627,320	1,461,282
Current liabilities	25,427	8,695	53,615	54,590
Total liabilities	70,890	9,755	111,171	637,883
Stockholders' equity	299,047	69,928	516,149	823,399

(1)
Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA, see "Non-GAAP Financial Measures."

SUMMARY PRO FORMA RESERVES AND PRO FORMA OPERATING DATA

        As of October 31, 2011, we had estimated proved reserves of 44.7 million barrels ("MMBbls") of oil and 45.9 billion cubic feet ("BCF") of natural gas with a present value discounted at 10% of $1,253.8 million, before income tax effect. Our reserves are comprised of 85% crude oil and 15% natural gas on an energy equivalent basis. This is an increase of 347% over our 2010 crude oil reserves and 413% over our 2010 natural gas reserves.

        The following table presents summary data with respect to our estimated net proved oil and natural gas reserves as of the date indicated. Netherland Sewell & Associates, Inc., our independent petroleum engineering consulting firm, prepared our estimated reserves as of October 31, 2011 (other than with respect to the proposed January 2012 Acquisition) and December 31, 2010 and 2009. The estimated reserves as of October 31, 2011 for the Proposed January 2012 Acquisition are based on our internal estimates. Reserve estimates are inherently imprecise and remain subject to revisions based on production history, results of additional exploration and development drilling, results of secondary and tertiary recovery applications, prevailing oil and natural gas prices and other factors. Reserve estimates based on our internal estimates may be subject to more imprecision than if prepared by a third party. You should read the notes following the table below and our consolidated financial statements and related notes incorporated by reference into this prospectus supplement and accompanying prospectus in conjunction with the following reserve estimates.

	As of December 31,
	2009	2010	As of October 31, 2011
	Kodiak Oil & Gas Corp.(4)	Kodiak Oil & Gas Corp.(4)	Kodiak Oil & Gas Corp.(4)(5)	Proposed January 2012 Acquisition(4)(6)	Pro Forma As Adjusted
Net Proved Reserves:
Proved Developed Oil Reserves (Thousands of Barrels, or MBbls)	1,170.4	3,756.4	10,783.3	4,563.9	15,347.2
Proved Undeveloped Oil Reserves (Thousands of Barrels, or MBbls)	2,646.3	6,254.0	17,915.1	11,447.5	29,362.6

Total Proved Oil Reserves (MBbls)	3,816.7	10,010.4	28,698.4	16,011.4	44,709.8
Proved Developed Gas Reserves (Million Cubic Feet, or MMcf)	1,454.9	3,653.0	9,483.1	6,046.4	15,529.6
Proved Undeveloped Gas Reserves (Million Cubic Feet, or MMcf)	2,393.6	5,307.2	14,156.4	16,261.7	30,418.1

Total Proved Gas Reserves (MMcf)	3,848.5	8,960.2	23,639.5	22,308.1	45,947.6
Total Proved Oil Equivalents (Thousands of Barrels, or MBOE)(1)	4,458.2	11,503.8	32,638.3	19,729.4	52,367.7
Present Value of Estimated Future Net Revenues After Income Taxes, Discounted at 10%(2)(3)	$39,062.8	$154,568.0	$789,972.1	$463,833.6	$1,253,805.7

(1)
We converted oil to Mcf of gas equivalent at a ratio of one barrel to six Mcf.

(2)
We calculated the present value of estimated future net revenues as of October 31, 2011 using the 12 month arithmetic average first of month price November 2010 through October 2011. The average resulting price used as of October 31, 2011 was $6.936 per Mcf for natural gas and $86.68 per barrel of oil. We calculated the present value of estimated future net revenues as of December 31, 2010 and 2009 using the 12 month arithmetic average first of month price January through December for the respective years. The average resulting price used as of December 31, 2010 was $5.07 per Mcf for natural gas and $69.15 per barrel of oil. The average resulting price used as of December 31, 2009 was $3.60 per Mcf for natural gas and $51.81 per barrel of oil.

(3)
The Present Value of Estimated Future Net Revenues, Discounted at 10% ("PV-10") is a non-GAAP financial measure. For a definition of PV-10, see "Non-GAAP Financial Measures." There is a $6.6 million tax effect in 2010 and no tax effect in 2009 as the tax basis in properties and net operating loss exceeds the future net revenues. The tax basis for the October 2011 Acquisition and the Proposed January 2012 Acquisition could not be determined or reasonably estimated for the period presented.

  The Present Value of Estimated Future Net Revenues, Discounted at 10% ("PV-10") is a non-GAAP financial measure. For a definition of PV-10, see "Non-GAAP Financial Measures." PV-10 is considered a non-GAAP financial measure under SEC regulations because it does not include the effects of future income taxes, as is required in computing the standardized measure of discounted future net cash flows.

(4)
The reserves at October 31, 2011 and December 31, 2010 and 2009 were estimated using the definitions in SEC Release No. 33-8995 Modernization of Oil and Gas Reporting. The values for the October 31, 2011 oil and gas reserves are based on natural gas price of $3.95 per MMBtu (Questar Rock Mounta Price) or $4.23 MMBtu (Northern Ventura price) and crude oil price of $94.09 per barrel (West Texas Intermediate price). The values for the 2010 oil and gas reserves are based on natural gas price of $3.92 per MMBtu (Questar Rocky Mountains price) or $4.39 per MMBtu (Northern Ventura price) and crude oil price of $79.40 per barrel (West Texas Intermediate price). The values for the 2009 reserves are based on natural gas price of $3.02 per MMBtu (Questar Rocky Mountains price) or $3.95 per MMBtu (Northern Ventura price) and crude oil price of $61.08 per barrel (West Texas Intermediate price). All prices are then further adjusted for transportation, quality and basis differentials.

(5)
Includes the pro forma impact of the October 2011 Acquisition.

(6)
Estimated reserves for the Proposed January 2012 Acquisition were prepared by us from information obtained from the seller, which may not be reliable and has not been independently verified.

RISK FACTORS

        An investment in our common stock is subject to a number of risks. You should carefully consider each of the risks described below, together with all of the other information contained in, or incorporated by reference in this prospectus supplement and accompanying prospectus, including our historical financial statements and related notes, in evaluating an investment in the common stock. The risk factors set forth below are not the only risks that may affect our business. Our business could also be affected by additional risks not currently known to us or that we currently deem to be immaterial. If any of the following risks develops into actual events, our business, financial condition or results of operations could be negatively affected, the price of the common stock could decline, and you may lose all or part of your investment. Information contained in this section may be considered "forward-looking statements." See "Cautionary Statement Regarding Forward-Looking Statements" for a discussion of certain qualifications regarding such statements.

Risks Related to This Offering

Purchasers in this offering will experience immediate dilution.

        If you purchase shares of our common stock in this offering, you will pay more for your shares than the per share book value as of September 30, 2011. As a result, the value of your investment based on the net tangible book value per share of our common stock will be less than what it would have been had you and all of the existing stockholders paid the same amount per share of common stock as you will pay in this offering. The net tangible book value dilution to new investors in this offering would be $4.50 per share at an assumed public offering price of $7.71 per share. The exercise of outstanding options into common stock may result in further dilution to your investment in our common stock. See "Dilution" for a more complete description of how the value of your investment in our common stock will be diluted upon completion of this offering.

Risks Related to Kodiak

Our current working capital, together with cash generated from anticipated production, may not be sufficient to support all planned exploration and development opportunities.

        Our working capital, together with cash generated from anticipated production, may not be sufficient to support anticipated exploration and development opportunities. If we realize lower than expected cash from production, either due to lower than anticipated production levels or a decline in commodity prices from recent levels, we would need to curtail our planned exploration and development activities or seek alternative sources of capital, including by means of entering into joint ventures with other exploration and production companies, sales of interests in certain of our properties or by undertaking additional financing activities (including through the issuance of equity or the incurrence of debt). We may not be able to access the capital markets or otherwise secure such additional financing on reasonable terms or at all, and financing may not continue to be available to us under our existing or new financing arrangements. The availability of these sources of capital will depend upon a number of factors, including general economic and financial market conditions, oil and natural gas prices, our market value and operating performance and our ability to complete our pending acquisition. If additional capital resources are unavailable, we may curtail our drilling, development and other activities or be forced to sell some of our assets on an untimely or unfavorable basis. Any such curtailment or sale could have a material adverse effect on our business, financial condition and results of operation.

Part of our strategy involves drilling in existing or emerging shale plays using available horizontal drilling and completion techniques. The results of our planned exploratory and development drilling in these plays are subject to drilling and completion technique risks and drilling results may not meet our expectations for reserves or production. As a result, we may incur material write-downs and the value of our undeveloped acreage could decline if drilling results are unsuccessful.

        Operations in the Bakken involve utilizing drilling and completion techniques as developed by ourselves and our service providers. Risks that we face while drilling include, but are not limited to, landing our wellbore in the desired drilling zone, staying in the desired drilling zone while drilling horizontally through the formation, running our casing the entire length of the wellbore and being able to run tools and other equipment consistently through the horizontal wellbore. Risks that we face while completing our wells include, but are not limited to, being able to fracture stimulate the planned number of stages, being able to run tools the entire length of the wellbore during completion operations and successfully cleaning out the wellbore after completion of the final fracture stimulation stage.

        Our experience with horizontal drilling utilizing the latest drilling and completion techniques specifically in the Bakken is limited. Ultimately, the success of these drilling and completion techniques can only be evaluated over time as more wells are drilled and production profiles are established over a sufficiently long time period. If our drilling results are less than anticipated or we are unable to execute our drilling program because of capital constraints, lease expirations, access to gathering systems and limited takeaway capacity or otherwise, and/or natural gas and oil prices decline, the return on our investment in these areas may not be as attractive as we anticipate and we could incur material write-downs of unevaluated properties and the value of our undeveloped acreage could decline in the future.

Substantially all of our producing properties and operations are located in the Williston Basin region, making us vulnerable to risks associated with operating in one major geographic area.

        Approximately 99% of our estimated proved reserves at October 31, 2011 and approximately 98% of our oil and natural gas sales for the nine months ended September 30, 2011 were generated in the Williston Basin in northwestern North Dakota and northeastern Montana. As a result, we may be disproportionately exposed to the impact of delays or interruptions of production from these wells caused by transportation capacity constraints, curtailment of production, availability of equipment, facilities, personnel or services, significant governmental regulation, natural disasters, adverse weather conditions, plant closures for scheduled maintenance or interruption of transportation of oil or natural gas produced from the wells in this area. In addition, the effect of fluctuations on supply and demand may become more pronounced within specific geographic oil and gas producing areas such as the Williston Basin, which may cause these conditions to occur with greater frequency or magnify the effect of these conditions. Due to the concentrated nature of our portfolio of properties, a number of our properties could experience any of the same conditions at the same time, resulting in a relatively greater impact on our results of operations than they might have on other companies that have a more diversified portfolio of properties. Such delays or interruptions could have a material adverse effect on our financial condition and results of operations.

We may not be able to successfully drill wells that produce oil or natural gas in commercially viable quantities.

        We cannot assure you that each well we drill will produce commercial quantities of oil and natural gas. The total cost of drilling, completing and operating a well is uncertain before drilling commences. Overruns in budgeted expenditures are a common risk that can make a particular project uneconomical. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling each well whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. Our use of seismic data is subject to interpretation and may not accurately identify the presence of natural gas and oil. Further, many factors may curtail, delay or cancel drilling, including the following:

  •
  delays and restrictions imposed by or resulting from compliance with regulatory requirements;

  •
  changes in laws and regulations applicable to oil and natural gas activities;

  •
  hazards resulting from unusual or unexpected geological or environmental conditions;

  •
  shortages of or delays in obtaining equipment and qualified personnel;

  •
  equipment failures or accidents;

  •
  adverse weather conditions;

  •
  reductions in oil and natural gas prices;

  •
  land title problems;

  •
  unanticipated transportation costs and delays; and

  •
  limitations in the market for oil and natural gas.

        Any of these risks can cause substantial losses, including personal injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution, environmental contamination or loss of wells and other regulatory penalties. The occurrence of any of these events could negatively affect our ability to successfully drill wells that produce oil or natural gas in commercially viable quantities.

We may not adhere to our proposed drilling schedule.

        Our final determination of whether to drill any scheduled or budgeted wells will be dependent on a number of factors, including:

  •
  the availability and costs of drilling and service equipment and crews;

  •
  economic and industry conditions;

  •
  prevailing and anticipated prices for oil and gas;

  •
  the availability of sufficient capital resources;

  •
  the results of our exploitation efforts;

  •
  the acquisition, review and interpretation of seismic data; and

  •
  our ability to obtain permits for drilling locations.

        Although we have identified or budgeted for several drilling locations, we may not be able to lease or drill those locations within our expected time frame or at all. In addition, our drilling schedule may vary from our expectations because of future uncertainties.

Our commodity derivative arrangements could result in financial losses or could reduce our earnings.

        We enter into financial hedge arrangements (commodity derivative agreements) in order to manage our commodity price risk and to provide a more predictable cash flow from operations. We do not intend to designate our derivative instruments as hedges for accounting purposes. The fair value of our derivative instruments will be marked to market at the end of each quarter and the resulting unrealized gains or losses due to changes in the fair value of our derivative instruments will be recognized in current earnings. Accordingly, our earnings may fluctuate significantly as a result of changes in fair value of our derivative instruments. Our current strategy is to hedge up to 85% of our forecasted volumes from proved developed producing properties with collars, puts or fixed price instruments. On November 14, 2011, in connection with the Proposed January 2012 Acquisition, we amended our first lien credit agreement to, among other things, temporarily allow us to enter into commodity swap agreements that are in excess of the limits otherwise applicable under the first lien credit agreement.

        Our actual future production may be significantly higher or lower than we estimate at the time we enter into derivative contracts for such period. If the actual amount of production is higher than we estimated, we will have greater commodity price exposure than we intended. If the actual amount of production is lower than the notional amount that is subject to our derivative financial instruments, we might be forced to satisfy all or a portion of our derivative transactions without the benefit of the cash flow from our sale of the underlying physical commodity, resulting in a substantial diminution of our liquidity. As a result of these factors, our hedging activities may not be as effective as we intend in reducing the volatility of our cash flows. Derivative instruments also expose us to the risk of financial loss in some circumstances, including when:

  •
  production is less than the volume covered by the derivative instruments;

  •
  the counter-party to the derivative instrument defaults on its contract obligations;

  •
  there is an increase in the differential between the underlying price in the derivative instrument and actual prices received; or

  •
  the steps we take to monitor our derivative financial instruments do not detect and prevent transactions that are inconsistent with our risk management strategies.

        In addition, depending on the type of derivative arrangements we enter, the agreements could limit the benefit we would receive from increases in oil prices. We cannot assure you that the hedging transactions we have entered into, or will enter into, will adequately protect us from fluctuations in oil prices.

We have historically incurred losses and cannot assure investors as to future profitability.

        We have historically incurred losses from operations during our history in the oil and natural gas business. As of September 30, 2011, we had a cumulative deficit of approximately $71 million. While we have developed some of our properties, many of our properties are in the exploration stage, and to date we have established a limited volume of proved reserves on our properties. Our ability to be profitable in the future will depend on successfully implementing our acquisition, exploration, development and production activities, all of which are subject to many risks beyond our control. We cannot assure you that we will successfully implement our business plan or that we will achieve commercial profitability in the future. Even if we become profitable on an annual basis, we cannot assure you that our profitability will be sustainable or increase on a periodic basis.

The actual quantities and present value of our proved reserves may be lower than we have estimated. In addition, the present value of future net revenues from our proved reserves will not necessarily be the same as the current market value of our estimated oil and natural gas reserves.

        This prospectus supplement and accompanying prospectus, our current report on Form 8-K filed on November 14, 2011 and our most recently filed annual report on Form 10-K for the year ended December 31, 2010 contain estimates of our and certain acquired properties, as applicable, proved oil and natural gas reserves and the estimated future net revenues from these reserves. The October 31, 2011 (other than with respect to the Proposed January 2012 Acquisition) and December 31, 2010 and 2009 reserve estimates were prepared by Netherland Sewell & Associates, Inc. The estimated reserves for the Proposed January 2012 Acquisition were prepared by us from information obtained from the seller, which may not be reliable and has not been independently verified. The process of estimating oil and natural gas reserves is complex and requires significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Accordingly, these estimates are inherently imprecise. Actual future production, oil and natural gas prices, revenues, taxes, development and operating expenses, and quantities of recoverable oil and natural gas reserves most likely will vary from these estimates and vary over time. Such variations may be significant and could materially affect the estimated quantities and present value of our proved reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development drilling, results of secondary and tertiary recovery applications, prevailing oil and natural gas prices and other factors, many of which are beyond our control. You should also not assume that our initial rates of production of our wells will lead to greater overall production over the life of the wells, or that early results suggesting lack of reservoir continuity will prove to be accurate.

        You should not assume that the present value of future net revenues referred to in this prospectus supplement and accompanying prospectus, in our current report on Form 8-K dated November 14, 2011 or our most recently filed annual report on Form 10-K for the year ended December 31, 2010 is the current market value of our estimated oil and natural gas reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are generally based on the un-weighted average of the closing prices during the first day of each of the twelve months preceding the end of the fiscal year. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate. Any change in consumption by oil or natural gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of our oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves and their present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor nor does it reflect discount factors used in the market place for the purchase and sale of oil and natural gas.

Our reserves and production will decline, and unless we replace our oil and natural gas reserves, our business, financial condition and results of operations will be adversely affected.

        Producing oil and natural gas reserves ultimately results in declining production that will vary depending on reservoir characteristics and other factors. Thus, our future oil and natural gas production and resulting cash flow and earnings are directly dependent upon our success in developing our current reserves and finding additional recoverable reserves. We may not be able to develop, find or acquire additional reserves to replace our current and future production at acceptable costs.

Properties that we have acquired and that we may acquire in the future may not produce oil or natural gas as projected, and we may be unable to successfully determine reserve potential, identify liabilities associated with the properties or obtain protection from sellers against them, which could cause us to incur losses.

        One of our growth strategies is to pursue selective acquisitions of undeveloped leasehold oil and natural gas reserves. When we choose to pursue an acquisition, we perform an informal review of the target properties that we believe is consistent with industry practices. However, these informal reviews are inherently incomplete. Generally, it is not feasible to review in depth every individual property involved in each acquisition, and we did not do so in connection the Proposed January 2012 Acquisition or any other recent or pending acquisition. Even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a us to become sufficiently familiar with the properties to assess fully their deficiencies and potential. We may not, and did not in connection with the Proposed January 2012 Acquisition and any other recent or pending acquisition, perform an inspection on every well. Environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is undertaken. Even if problems are identified, we may not be able to obtain effective contractual protection against all or part of those problems, and we may assume, as is the case in the Proposed January 2012 Acquisition, environmental and other risks and liabilities in connection with the acquired properties, including those properties acquired in our recent and pending acquisitions.

Our business involves numerous operating hazards and exposure to significant weather and climate risks. We have not insured and cannot fully insure against all risks related to our operations, which could result in substantial claims for which we are underinsured or uninsured.

        We have not insured and cannot fully insure against all risks and have not attempted to insure fully against risks where coverage is prohibitively expensive. Our exploration, drilling and other activities are subject to risks such as:

  •
  adverse weather conditions, natural disasters and other environmental disturbances;

  •
  fires and explosions;

  •
  environmental hazards, such as uncontrollable flows of natural gas, oil, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

  •
  abnormally pressured formations;

  •
  mechanical failures of drilling equipment;

  •
  personal injuries and death, including insufficient worker compensation coverage for third-party contractors who provide drilling services; and

  •
  acts of terrorism.

        In particular, our operations in North Dakota, Montana and Wyoming are conducted in areas subject to extreme weather conditions and often in difficult terrain. Primarily in the winter and spring, our operations are often curtailed because of cold, snow and wet conditions. Unusually severe weather could further curtail these operations, including drilling of new wells or production from existing wells, and depending on the severity of the weather, could have a material adverse effect on our business, financial condition and results of operations. In addition, weather conditions and other events could temporarily impair our ability to transport our oil and natural gas production.

        We do not carry business interruption insurance coverage. Losses and liabilities arising from uninsured and underinsured events, which could arise from even one catastrophic accident, could reduce the funds available for our exploration, development and production activities and could materially and adversely affect our business, results of operations and financial condition.

We have limited control over activities in properties we do not operate, which could reduce our production and revenues, affect the timing and amounts of capital requirements and potentially result in a dilution of our respective ownership interest in the event we are unable to make any required capital contributions.

        We do not operate all of the properties in which we have an interest. As a result, we may have a limited ability to exercise influence over normal operating procedures, expenditures or future development of underlying properties and their associated costs. For all of the properties that are operated by others, we are dependent on their decision-making with respect to day-to-day operations over which we have little control. The failure of an operator of wells in which we have an interest to adequately perform operations, or an operator's breach of applicable agreements, could reduce production and revenues we receive from that well. The success and timing of our drilling and development activities on properties operated by others depend upon a number of factors outside of our control, including the timing and amount of capital expenditures, the available expertise and financial resources, the inclusion of other participants and the use of technology. Since we do not own a majority interest in many of the wells we do not operate, we may not be in a position to remove the operator in the event of poor performance.

        In particular, we are party to a joint venture agreement with a third party that relates to the development of certain of our properties in Dunn County, North Dakota. Pursuant to this agreement, we are required to pay 50% of the drilling expenses attributable to our joint venture's proportionate interest incurred in the area of mutual interest. We allocated $40 million of our 2011 capital budget toward the payment of these drilling expenses. If the expenses associated with our joint venture partner's exploration activity exceed our current expectations or if our joint venture partner mobilizes additional drilling rigs in the future, we may be required to make significantly higher capital contributions to satisfy our proportionate share of the exploration costs. If such capital contributions are required, we may not be able to obtain the financing necessary to satisfy our obligations or we may have to reallocate our anticipated capital expenditure budget. In the event that we do not participate in future capital contributions with respect to this joint venture agreement or any other agreements relating to properties we do not operate, our respective ownership interest could be diluted.

The closing of the Proposed January 2012 Acquisition is subject to significant contingencies and closing conditions. The failure to complete the Proposed January 2012 Acquisition could adversely affect the market price of our common stock and otherwise have an adverse effect on us.

        The closing of the Proposed January 2012 Acquisition is subject to a number of contingencies and the satisfaction of various closing conditions, and there can be no assurance that such acquisition will be completed. Most significantly, in order for us to consummate the Proposed January 2012 Acquisition, we will need to procure the funds necessary to pay the cash portion of the purchase price. To finance the cash payment, we will need to use a portion of the net proceeds from this offering and our concurrent note offering or draw on our bridge commitment, if available. The closing of the notes offering is not conditioned upon the closing of the common stock offering, and the closing of the common stock offering is not conditioned upon the closing of the notes offering. If we are unable to secure sufficient funds to pay the cash portion of the purchase price of the Proposed January 2012 Acquisition, we may be forced to terminate such acquisition.

        If the Proposed January 2012 Acquisition is not completed, we must nonetheless pay costs related to such acquisition, including, among others, legal, accounting and financial advisory. We also could be subject to litigation related to the failure to complete the Proposed January 2012 Acquisition or other factors, which may adversely affect our business, financial results and stock price. A failed transaction may result in negative publicity and/or a negative impression of us in the investment community and may affect our relationships with our creditors and other business partners.

We depend on a limited number of customers for sales of our oil. We are exposed to credit risk if one or more of our significant customers becomes insolvent and fails to pay amounts owed to us.

        For the nine month period ending September 30, 2011, approximately 53% of our oil revenue was from one customer. It is possible that one or more of our customers will become financially distressed and default on their obligations to us. Furthermore, bankruptcy of one or more of our customers, or some other similar procedure, might make it difficult for us to collect all or a significant portion of amounts owed by the customers. Our inability to collect our accounts receivable could have a material adverse effect on our results of operations.

        The concentration of credit risk in a single industry affects our overall exposure to credit risk because customers may be similarly affected by changes in economic and other conditions. Although we have not been directly affected, we are aware that some refiners have filed for bankruptcy protection, which has caused the affected producers to not receive payment for the production that was delivered. If economic conditions deteriorate, it is likely that additional, similar situations will occur which will expose us to added risk of not being paid for oil or natural gas that we deliver. We do not obtain credit protections such as letters of credit, guarantees or prepayments from our purchasers. We are unable to predict what impact the financial difficulties of any of our purchasers may have on our future results of operations and liquidity.

Our interests are held in the form of leases that we may be unable to retain and the title to our properties may be defective.

        Our properties are held under leases and working interests in leases. Generally, the leases we are a party to provide for a fixed term, but contain a provision that allows us to extend the term of the lease so long as we are producing oil or natural gas in quantities to meet the required payments under the lease. If we or the holder of a lease fails to meet the specific requirements of the lease regarding delay rental payments, continuous production or development, or similar terms, portions of the lease may terminate or expire. There can be no assurance that any of the obligations required to maintain each lease will be met. The termination or expiration of our leases or the working interests relating to leases may reduce our opportunity to exploit a given prospect for oil and natural gas production and thus have a material adverse effect on our business, results of operation and financial condition.

        It is our practice in acquiring oil and natural gas leases or interests in oil and natural gas leases not to undergo the expense of retaining lawyers to fully examine the title to the interest to be placed under lease or already placed under lease. Rather, we rely upon the judgment of oil and natural gas lease brokers or landmen who actually do the field work in examining records in the appropriate governmental office before attempting to place under lease a specific interest. We believe that this practice is widely followed in the oil and natural gas industry.

        Prior to drilling a well for oil and natural gas, it is the normal practice in the oil and natural gas industry for the person or company acting as the operator of the well to hire a lawyer to examine the title to the unit within which the proposed oil and natural gas well is to be drilled. Frequently, as a result of such examination, curative work must be done to correct deficiencies in the marketability of the title. The work entails expense and might include obtaining an affidavit of heirship or causing an estate to be administered. The examination made by the title lawyers may reveal that the oil and natural gas lease or leases are worthless, having been purchased in error from a person who is not the owner of the mineral interest desired. In such instances, the amount paid for such oil and natural gas lease or leases may be lost.

Our large inventory of undeveloped acreage and large percentage of undeveloped proved reserves may create additional economic risk.

        Our success is largely dependent upon our ability to develop our large inventory of future drilling locations, undeveloped acreage and undeveloped reserves. As of October 31, 2011, approximately 62% of our total proved reserves were undeveloped, which does not include reserves to be acquired in the Proposed January 2012 Acquisition. To the extent our drilling results are not as successful as we anticipate, natural gas and oil prices decline, or sufficient funds are not available to drill these locations and reserves, we may not capture the expected or projected value of these properties. In addition, delays in the development of our reserves or increases in costs to drill and develop such reserves will reduce the PV-10 value of our estimated proved undeveloped reserves and future net revenues estimated for such reserves and may result in some projects becoming uneconomic.

We depend on our key management personnel and technical experts and the loss any of these individuals could adversely affect our business.

        If we lose the services of our key management personnel, technical experts or are unable to attract additional qualified personnel, our business, financial condition, results of operations, development efforts and ability to grow could suffer. We have assembled a team of engineers and geologists who have considerable experience in applying advanced horizontal drilling and completion technology to explore for and to develop oil and natural gas. We depend upon the knowledge, skill and experience of these experts to assist us in improving the performance and reducing the risks associated with our participation in oil and natural gas exploration and development projects. In addition, the success of our business depends, to a significant extent, upon the abilities and continued efforts of our management.

The sale of our oil and natural gas production depends in part on gathering, transportation and processing facilities. Any limitation in the availability of, or our access to, those facilities would interfere with our ability to market the oil and natural gas that we produce and could adversely impact our drilling program, cash flows and results of operations.

        We deliver oil and natural gas through gathering, processing and pipeline systems that we do not own. The amount of oil and natural gas that we can produce and sell is subject to the accessibility, availability, proximity and capacity of these gathering, processing and pipeline systems. In particular, natural gas produced in the Bakken has a high Btu content that requires gas processing to remove the natural gas liquids before it can be redelivered into transmission pipelines. Industry-wide in the Williston Basin, there is currently a shortage of gas gathering and processing capacity. Such shortage has limited our ability to sell our gas production. As a result, the majority of our gas from the Bakken wells to date has been flared.

        The lack of availability of capacity in any of the gathering, processing and pipeline systems, and in particular the processing facilities, could result in our inability to realize the full economic potential of our production or in a reduction of the price offered for our production. Additionally, if we were prohibited from flaring natural gas due to environmental or other regulations, then we would be forced to shut-in producing wells, which would also adversely impact our drilling program. Any significant change in market factors or other conditions affecting these infrastructure systems and facilities, as well as any delays in constructing new infrastructure systems and facilities or any changes in regulatory requirements affecting flaring activities, could harm our business and, in turn, our financial condition, results of operations and cash flows.

Operations on the Fort Berthold Indian Reservation of the Three Affiliated Tribes in North Dakota are subject to various federal and tribal regulations and laws, any of which may increase our costs and delay our operations.

        Various federal agencies within the U.S. Department of the Interior, particularly the Bureau of Ocean Energy Management, Regulation and Enforcement (formerly the Minerals Management Service) and the Bureau of Indian Affairs, along with the Three Affiliated Tribes, promulgate and enforce regulations pertaining to operations on the Fort Berthold Indian Reservation. In addition, the Three Affiliated Tribes is a sovereign nation having the right to enforce laws and regulations independent from federal, state and local statutes and regulations. These tribal laws and regulations include various taxes, fees and other conditions that apply to lessees, operators and contractors conducting operations on Native American tribal lands. Lessees and operators conducting operations on tribal lands are generally subject to the Native American tribal court system. One or more of these factors may increase our costs of doing business on the Fort Berthold Indian Reservation and may have an adverse impact on our ability to effectively transport products within the Fort Berthold Indian Reservation or to conduct our operations on such lands.

We may be subject to risks in connection with acquisitions, including our recent and pending acquisitions, and the integration of significant acquisitions may be difficult.

        In addition to the recent and pending acquisitions described above under the heading "Summary—Recent Developments," we periodically evaluate other potential acquisitions of reserves, properties, prospects and leaseholds and other strategic transactions that appear to fit within our overall business strategy. The successful acquisition of producing properties, including the October 2011 Acquisition and the Proposed January 2012 Acquisition, requires an assessment of several factors, including:

  •
  recoverable reserves;

  •
  future oil and natural gas prices and their appropriate differentials;

  •
  development and operating costs

  •
  potential environmental and other liabilities; and

  •
  and our ability to obtain external financing to fund the purchase price.

        The accuracy of these assessments is inherently uncertain. In connection with these assessments, we perform a review of the subject properties that we believe to be generally consistent with industry practices. Our review will not reveal all existing or potential problems nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and potential recoverable reserves. Inspections may not always be performed on every well, and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. We often are not entitled to contractual indemnification for environmental liabilities and acquire properties on an "as is" basis, and, as is the case with certain liabilities associated with the properties acquired in our recent and pending acquisitions, we are entitled to only limited indemnification for environmental liabilities.

        Significant acquisitions, including those described in this prospectus supplement, and other strategic transactions may involve other risks, including:

  •
  diversion of our management's attention to evaluating, negotiating and integrating significant acquisitions and strategic transactions;

  •
  challenge and cost of integrating acquired operations, information management and other technology systems and business cultures with those of ours while carrying on our ongoing business;

  •
  difficulty associated with coordinating geographically separate organizations;

  •
  challenge of attracting and retaining personnel associated with acquired operations; and

  •
  failure to realize the full benefit that we expect in estimated proved reserves, production volume, cost savings from operating synergies or other benefits anticipated from an acquisition, or to realize these benefits within the expected time frame.

        The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of our business. Members of our senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our business. If our senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer.

We may have difficulty managing any our growth and the related demands on our resources.

        We are experiencing significant growth through the expansion of our drilling program and through recent acquisitions. Our 2012 drilling program is the largest in our history. Our growth will place a significant strain on our financial, technical, operational and administrative resources. We may experience difficulties in finding and retaining additional qualified personnel. In an effort to meet the demands of our planned activities in 2012 and thereafter, we may be required to supplement our staff with contract and consulting personnel until we are able to hire new employees. In addition, our management may not be able to successfully or efficiently manage our growth, recent acquisitions and significant indebtedness. As a result, we may be unable to fully execute our growth plans, including acquiring or integrating new properties and drilling new and existing wells, all of which could have a material adverse effect on our growth and results of operations.

Our new independent auditing firm may interpret accounting rules differently than our old independent auditing firm.

        In March 2011, we dismissed our prior independent accounting firm and engaged a new one to serve in that role. Consequently, our new independent auditor will be reviewing and auditing our financial reporting in the future. Given the complexities of public-company accounting rules and the differences in how those rules are interpreted by various accounting firms, it is possible that our new independent auditor will require us to characterize certain transactions and/or present financial data differently than was approved by our former auditor. Similarly, it is possible that our new auditor will disagree with the way we have presented financial results in prior periods, in which case we may be required to restate those financial results. In either case, these changes could negatively impact our future financial results and/or previously reported financial results, could subject us to the expense and other consequences of restating our prior financial statements, and could lead to government investigation and/or shareholder litigation.

We are subject to financing and interest rate exposure risks.

        Our future success depends in part on our ability to access capital markets and obtain financing on reasonable terms. Our ability to access financial markets and obtain financing on commercially reasonable terms in the future is dependent on a number of factors, many of which we cannot control, including changes in:

  •
  our credit rating;

  •
  interest rates;

  •
  the structured and commercial financial markets;

  •
  market perceptions of us and the oil and natural gas exploration and production industry; and

  •
  tax burdens due to new tax laws.

        Amounts due under our first lien credit agreement and second lien credit agreement bear interest at a variable rate. Any increases in our interest rates, or our inability to access the debt or equity markets on reasonable terms, could have an adverse impact on our financial condition, results of operations and growth prospects.

Risks Relating to Our Industry

Oil and natural gas prices are volatile. A substantial or extended decline in oil prices and, to a lesser extent, natural gas prices, could adversely affect our financial position, financial results, cash flows, access to capital and ability to grow.

        Historically, the markets for natural gas and oil have been volatile and they are likely to continue to be volatile. As with most other companies involved in resource exploration and development, we may be adversely affected by future increases in the costs of conducting exploration, development and resource extraction that may not be fully offset by increases in the price received on sales of oil or natural gas. Our focus on exploration activities therefore exposes us to greater risks than are generally encountered in later-stage oil and natural gas property development companies.

        The economic success of any drilling project will depend on numerous factors, including:

  •
  our ability to drill, complete and operate wells;

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  our ability to estimate the volumes of recoverable reserves relating to individual projects;

  •
  rates of future production;

  •
  future commodity prices; and

  •
  investment and operating costs and possible environmental liabilities.

        Wide fluctuations in natural gas and oil prices may result from relatively minor changes in the supply of and demand for natural gas and oil, market uncertainty and other factors that are beyond our control. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices a producer may expect and its level of production depend on numerous factors beyond its control, such as:

  •
  worldwide and domestic supplies of natural gas and oil;

  •
  weather conditions;

  •
  the level of consumer demand;

  •
  the price and availability of alternative fuels;

  •
  technological advances affecting energy consumption;

  •
  the proximity and capacity of natural gas pipelines and other transportation facilities;

  •
  the price and level of foreign imports;

  •
  domestic and foreign governmental regulations and taxes;

  •
  the nature and extent of regulation relating to carbon dioxide and other greenhouse gas emissions;

  •
  the actions of the Organization of Petroleum Exporting Countries;

  •
  political instability or armed conflict in oil-producing regions; and

  •
  overall domestic and global economic conditions.

        Volatile oil and natural gas prices make it difficult to estimate the value of producing properties in an acquisition and often cause disruption in the market for oil and natural gas producing properties, as buyers and sellers have difficulty agreeing on such value. Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploitation projects.

        Lower oil and natural gas prices may not only decrease revenues on a per unit basis, but also may reduce the amount of oil and natural gas that can be economically produced. Lower prices will also negatively effect the value of proved reserves.

        Our revenues, operating results, profitability and future rate of growth depend primarily upon the prices we receive for oil and, to a lesser extent, natural gas, that we sell. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. A reduction in oil and gas prices may result in a decrease in the borrowing base or maximum credit available to us under our first lien credit agreement. In addition, we may need to record asset carrying value write-downs if prices fall, as was the case in 2008 and 2007.

        To attempt to reduce our price risk, in 2010 we implemented a strategy to hedge a portion of our expected future production. We cannot assure you that such transactions will reduce the risk or minimize the effect of any decline in oil or natural gas prices. Any substantial or extended decline in the prices of or demand for oil would have a material adverse effect on our financial condition and results of operations and could adversely affect our financial position, financial results, cash flows, access to capital and ability to grow.

Lower oil and natural gas prices may cause us to record ceiling test write-downs.

        We use the full cost method of accounting to account for our oil and natural gas operations. Accordingly, we capitalize the cost to acquire, explore for and develop oil and natural gas properties. Under full cost accounting rules, the net capitalized costs of oil and natural gas properties may not exceed a "full cost ceiling" which is based upon the present value of estimated future net cash flows from proved reserves, including the effect of hedges in place, discounted at 10%, plus the lower of cost or fair market value of unproved properties. If at the end of any fiscal period we determine that the net capitalized costs of oil and natural gas properties exceed the full cost ceiling, we must charge the amount of the excess to earnings in the period then ended. This is called a "ceiling test write-down." This charge does not impact cash flow from operating activities, but does reduce our net income and stockholders' equity. While we did not recognize any ceiling test write-downs for the nine months ended September 30, 2011, we may recognize write-downs in the future if commodity prices continue to decline or if we experience substantial downward adjustments to our estimated proved reserves.

Conducting operations in the oil and natural gas industry subjects us to complex laws and regulations that can have a material adverse effect on the cost, manner and feasibility of doing business.

        Companies that explore for and develop, produce and sell oil and natural gas in the United States are subject to extensive federal, state, local and tribal laws and regulations, including complex tax and environmental laws and the corresponding regulations, and are required to obtain various permits and approvals from federal, state, local and tribal agencies and authorities. Our ability to obtain, sustain and renew these permits on acceptable terms and without unfavorable restrictions or conditions is subject to a change in regulations and policies and to the discretion of the applicable governmental agencies or authorities, among other factors. Our inability to obtain, or our loss of or denial of extensions of, any of these permits could limit our ability to conduct our operations as planned. In addition, we may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

  •
  water discharge and disposal permits for drilling operations;

  •
  drilling permits and bonds;

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  method of drilling and casing wells;

  •
  well stimulation processes;

  •
  plugging and abandoning wells and reclamation and restoration of properties;

  •
  reports concerning operations;

  •
  air quality, noise levels and related permits;

  •
  location and spacing of wells;

  •
  rights-of-way and easements;

  •
  unitization and pooling of properties;

  •
  gathering, storage, transportation and marketing of oil and natural gas;

  •
  habitat and endangered species protection;

  •
  reclamation and remediation, and environmental protection;

  •
  safety precautions;

  •
  taxation; and

  •
  waste transport and disposal permits and requirements.

        Failure to comply with these laws may result in the suspension or termination of operations and subject us to liabilities and administrative, civil and criminal penalties. Compliance costs can be significant. Moreover, these laws could change in ways that substantially increase the costs of doing business. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially and adversely affect our business, financial condition and results of operations.

Developments in the global financial system may have impacts on our liquidity and financial condition that we currently cannot predict.

        Developments in the global financial system may have a material impact on our liquidity and our financial condition. Our ability to access the capital markets or borrow money may be restricted or made more expensive at a time when we would like, or need, to raise capital, which could have an adverse impact on our flexibility to react to changing economic and business conditions and on our ability to fund our operations and capital expenditures in the future. The economic situation could have an impact on our lenders or customers, causing them to fail to meet their obligations to us, and on the liquidity of our operating partners, resulting in delays in operations or their failure to make required payments. Also, market conditions could have an impact on our natural gas and oil derivatives transactions if our counterparties are unable to perform their obligations or seek bankruptcy protection. Additionally, developments in the global financial system could lead to further reductions in the demand for natural gas and oil, or further reductions in the prices of natural gas and oil, or both, which could have a negative impact on our financial position, results of operations and cash flows. While the ultimate outcome and impact of the current financial situation cannot be predicted, it may have a material adverse effect on our future liquidity, results of operations and financial condition.

Our operations are subject to environmental, health and safety laws and regulations that may expose us to significant costs and liabilities.

        Our oil and natural gas exploration and production operations are subject to stringent and complex federal, state, local and tribal laws and regulations governing health and safety aspects of our operations, the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations include, but are not limited to, the federal Clean Water Act, as amended by the Oil Pollution Act, the federal Clean Air Act, the federal Resource Conservation and Recovery Act, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act and

the Occupational Safety and Health Act and their state counterparts and similar statutes, which provide for civil, criminal and administrative penalties and other sanctions for violation of their requirements.

        These laws and regulations may impose numerous obligations on us and our operations including by requiring us to obtain permits before conducting drilling or underground injection activities; restricting the types, quantities and concentration of materials that we can release into the environment; limiting or prohibiting drilling activities on certain lands lying within wilderness, wetlands and other protected areas or on lands containing protected species; subjecting us to specific health and safety requirements addressing worker protection; imposing substantial liabilities on us for pollution resulting from our operations; and requiring us to organize and report information about the hazardous materials we use in our operations to employees, state and local government authorities and local citizens. Numerous governmental authorities, such as the U.S. Environmental Protection Agency, or the EPA, and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them, and their interpretation and enforcement of these laws, regulations and permits have tended to become more stringent over time. Failure to comply with these laws, regulations and permits may result in the assessment of administrative, civil or criminal penalties; the imposition of investigatory, remedial or monitoring obligations; and the issuance of injunctions limiting or prohibiting some or all of our operations.

        There is inherent risk of incurring significant environmental costs and liabilities in the performance of our operations because of our handling of petroleum hydrocarbons and wastes; air emissions and wastewater discharges related to our operations; our ownership, lease or operation of real property, including acquired properties; and historical industry operations and waste disposal practices. Under certain environmental laws and regulations, we could be subject to strict, joint and several liability for the removal or remediation of contamination at properties we currently own, lease or operate or have owned, leased or operated in the past. These laws often impose liability even if the owner, lessee or operator was not responsible for the contamination, or the contamination resulted from actions taken in compliance with all applicable laws in effect at the time. Private parties, including the owners of properties upon which our wells are drilled and facilities where our petroleum hydrocarbons or wastes are taken for reclamation or disposal, may bring claims against us for property damage or personal injury, including as a result of exposure to hazardous materials, or to enforce compliance with, or seek damages under, applicable environmental laws and regulations. In addition, the risk of accidental spills or releases could expose us to significant liabilities that could have a material adverse effect on our financial condition or results of operations. Changes in environmental laws and regulations occur frequently, and such changes could require us to make significant expenditures to attain and maintain compliance and may otherwise have a material adverse effect on our own results of operations, competitive position or financial condition. We may not be able to recover some or any of these costs from insurance.

The regulations of "over-the-counter" derivatives introduced by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") could adversely impact our hedging strategy.

        Through its comprehensive new regulatory regime for derivatives, the Dodd-Frank Act imposes mandatory clearing, exchange-trading and margin requirements on many derivatives transactions (including formerly unregulated over-the-counter derivatives) in which we may engage. The Dodd-Frank Act also creates new categories of regulated market participants who will be subject to significant new capital, registration, recordkeeping, reporting, disclosure, business conduct and other regulatory requirements. The details of these requirements and the parameters of these categories remain to be clarified through rulemaking and interpretations by the CFTC, the SEC, the Federal Reserve and other regulators in a regulatory implementation process.

        Nonetheless, based on information available as of the date of this prospectus supplement, the possible effect of the Dodd-Frank Act will be to increase our overall costs of entering into derivatives transactions. In particular, new margin requirements, position limits and capital charges, even if not directly applicable to us, may cause an increase in the pricing of derivatives transactions sold by market participants to whom such requirements apply. Administrative costs, due to new requirements such as registration, recordkeeping, reporting, and compliance, even if not directly applicable to us, may also be reflected in higher pricing of derivatives. New exchange-trading and trade reporting requirements may lead to reductions in the liquidity of derivative transactions, causing higher pricing or reduced availability of derivatives, adversely affecting the performance of our hedging strategies. Additionally, the financial counterparties to our derivative instruments may be required to spin off some of their derivatives activities to a separate entity, which may not be as creditworthy as the current counterparty.

        The Dodd-Frank Act could result in the cost of executing our hedging strategy increasing significantly, which could potentially result in an undesirable decrease in the amount of oil production we hedge. If our hedging costs increase and we are required to post cash collateral, our business would be adversely affected as a result of reduced cash flow and reduced liquidity. Additionally, in the event that we hedge lower quantities in response to higher hedging costs and increased margin requirements, our exposure to changes in commodity prices would increase, which could result in decreased cash flows.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

        Hydraulic fracturing is an important and common practice that is used to stimulate production of hydrocarbons, particularly natural gas, from tight formations. The process involves the injection of water, sand and chemicals under pressure into rock formations to fracture the surrounding rock and stimulate production. There has been increasing public controversy regarding hydraulic fracturing with regard to use of fracturing fluids, impacts on drinking water supplies, use of waters, and the potential for impacts to surface water, groundwater, air quality and the environment generally. A number of lawsuits and enforcement actions have been initiated implicating hydraulic fracturing practices. Additional legislation or regulation could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater.

        Bills have been introduced in the U.S. Congress to regulate hydraulic fracturing operations and related injection of fracturing fluids and propping agents used in fracturing fluids by the oil and natural gas industry under the federal Safe Drinking Water Act (the "SDWA") and to require the disclosure of chemicals used in the hydraulic fracturing process under the SDWA, Emergency Planning and Community Right-to-Know Act, or other authority. In addition, bills have been introduced to regulate air emissions from hydraulic fracturing operations. Sponsors of such bills have asserted that air emissions from, and chemicals used in, the fracturing process could adversely affect drinking water supplies, surface waters, air quality and other natural resources, and threaten health and safety. The U.S. Environmental Protection Agency recently completed a study plan to examine the potential environmental impacts of hydraulic fracturing with initial results expected to be released in 2012 and a final report expected to be released in 2014, and the U.S. Department of the Interior has announced that it will consider regulations relating to the use of hydraulic fracturing techniques on public lands and disclosure of fracturing fluid constituents. Certain states have also considered or imposed reporting obligations relating to the use of hydraulic fracturing techniques.

        These proposals may lead to additional levels of regulation at the federal, state, tribal or local level that could cause operational delays or increased operating costs and could result in additional regulatory burdens that could make it more difficult to perform hydraulic fracturing and increase our costs of compliance and doing business.

        Increased regulation and attention given to the hydraulic fracturing process could lead to greater opposition, including litigation, to oil and gas production activities using hydraulic fracturing techniques. Additional legislation or regulation could also lead to operational delays or increased operating costs in the production of crude oil and natural gas, including from the developing shale plays, incurred by our customers or could make it more difficult to perform hydraulic fracturing. If these legislative and regulatory initiatives cause a material decrease in the drilling of new wells and related servicing activities, our business and profitability could be materially impacted.

Changes in tax laws may impair our results of operations.

        The Obama administration's proposed budget for the 2012 fiscal year includes numerous proposed tax changes. Among the changes contained in the budget proposal is the elimination of certain key U.S. federal income tax preferences currently available to oil and gas exploration and production companies. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain U.S. production activities, (iv) the repeal of the passive loss exception for working interests in oil and gas properties and (v) an extension of the amortization period for certain geological and geophysical expenditures. The Close Big Oil Tax Loopholes Act, which was introduced in the U.S. Senate in May 2011, includes many of the same proposals but is limited to taxpayers with annual gross revenues in excess of $100 million. It is not possible at this time to predict how legislation or new regulations that may be adopted to address these proposals would impact our business, but any such future laws and regulations could adversely affect the amount of our taxable income or loss.

Possible regulation related to global warming and climate change could have an adverse effect on our operations and demand for oil and gas.

        Studies over recent years have indicated that emissions of certain gases may be contributing to warming of the Earth's atmosphere. In response to these studies, governments have begun adopting domestic and international climate change regulations that require reporting and reductions of the emission of greenhouse gases. Methane, a primary component of natural gas, and carbon dioxide, a by-product of the burning of oil, natural gas and refined petroleum products, are considered greenhouse gases. In the United States, at the state level, many states, either individually or through multi-state regional initiatives, have begun implementing legal measures to reduce emissions of greenhouse gases, primarily through the planned development of emission inventories or regional greenhouse gas cap and trade programs or have begun considering adopting greenhouse gas regulatory programs. At the federal level, Congress has considered legislation that could establish a cap and trade system for restricting greenhouse gas emissions in the United States. The ultimate outcome of this federal legislative initiative remains uncertain.

        In addition to pending climate legislation, the EPA has issued greenhouse gas monitoring and reporting regulations. Beyond measuring and reporting, the EPA issued an "Endangerment Finding" under section 202(a) of the Clean Air Act, concluding greenhouse gas pollution threatens the public health and welfare of current and future generations. The finding served as a first step to issuing regulations that require permits for and reductions in greenhouse gas emissions for certain facilities. Moreover, the EPA has begun regulating greenhouse gas emission from certain facilities pursuant to the Prevention of Significant Deterioration and Title V provisions of the Clean Air Act.

        In the courts, several decisions have been issued that may increase the risk of claims being filed by government entities and private parties against companies that have significant greenhouse gas emissions. Such cases may seek to challenge air emissions permits that greenhouse gas emitters apply for and seek to force emitters to reduce their emissions or seek damages for alleged climate change impacts to the environment, people, and property.

        Any existing or future laws or regulations that restrict or reduce emissions of greenhouse gases could require us to incur increased operating and compliance costs. In addition, such laws and regulations may adversely affect demand for the fossil fuels we produce, including by increasing the cost of combusting fossil fuels and by creating incentives for the use of alternative fuels and energy.

The oil and natural gas industry is subject to significant competition, which may adversely affect our ability to compete.

        Oil and natural gas exploration is intensely competitive and involves a high degree of risk. In our efforts to acquire oil and natural gas producing properties, we compete with other companies that have greater resources. Many of these companies not only explore for and produce oil and natural gas, but also conduct refining and petroleum marketing operations on a worldwide basis. Their competitive advantages may negatively impact our ability to acquire prospective properties, develop reserves, attract and retain quality personnel and raise capital. Their competitive advantages may also better enable our competitors to sustain the impact of higher exploration and production costs, oil and natural gas price volatility, productivity variances among properties, competition from alternative fuel sources and technologies, overall industry cycles and other factors related to our industry.

Our operations and demand for our products are affected by seasonal factors, which may lead to fluctuations in our operating results.

        Our operating results are likely to vary due to seasonal factors. Demand for oil and natural gas products will generally increase during the winter because they are often used as heating fuels. The amount of such increased demand will depend to some extent upon the severity of winter. Because of the seasonality of our business and continuous fluctuations in the prices of our products, our operating results are likely to fluctuate from period to period.

The lack of availability or high cost of drilling rigs, equipment, supplies, insurance, personnel and oil field services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget.

        Our industry is cyclical and, from time to time, there is a shortage of drilling rigs, equipment, supplies or qualified personnel. Due to, among other things, our significant growth, we continue to experience a lack of resources and services. During these periods, the costs and delivery times of rigs, equipment and supplies tend to increase, in some cases substantially. In addition, the demand for, and wage rates of, qualified drilling rig crews rise as the number of active rigs in service increases within a geographic area. If increasing levels of exploration and production result in response to strong prices of oil and natural gas, the demand for oilfield services will likely rise, and the costs of these services will likely increase, while the quality of these services may suffer. The lack of availability or high cost of drilling rigs, equipment, supplies, insurance or qualified personnel in the areas in which we operate could materially and adversely affect our business and results of operations.

USE OF PROCEEDS

        We estimate that the net proceeds of this offering, after deducting the underwriters' discounts and our estimated offering expenses, will be approximately $275.0 million. We intend to use the net proceeds of this offering and the concurrent offering of our notes:

  •
  to finance the Proposed January 2012 Acquisition described under "Summary—Recent Developments";

  •
  to repay a portion of the outstanding debt under our first lien credit agreement, to repay all of the outstanding debt under our second lien credit agreement and to pay related fees, premiums and expenses;

  •
  to fund capital expenditures for drilling, development and infrastructure, principally in the Bakken play located in North Dakota; and

  •
  for general corporate purposes, including financing the potential acquisition of oil and gas properties in certain core areas, such as the Bakken play.

        We expect to receive net proceeds of the concurrent offering of our notes, after deducting initial purchaser discounts and commissions and estimated offering expenses, of approximately $536.0 million. The closing of the common stock offering is not conditioned upon the closing of the notes offering, and the closing of the notes offering is not conditioned upon the closing of the common stock offering.

        We intend to use $540.0 million of the net proceeds of this offering and the concurrent offering of our notes to finance the Proposed January 2012 Acquisition. The aggregate purchase price for the Proposed January 2012 Acquisition is $590.0 million, subject to potential adjustments including, but not limited to, adjustments for certain title and environmental defects, if any, as well as customary adjustments to reflect the operation of the assets between the effective date and the closing date of the Proposed January 2012 Acquisition. We are required to fund $540.0 million of the purchase price in cash and the remaining $50.0 million in shares of our common stock (based on the volume weighted average price per share of our common stock, as reported on the New York Stock Exchange, for the last five trading days immediately prior to the two trading days occurring immediately prior to the closing date of the Proposed January 2012 Acquisition). We have deposited with an escrow agent $30.0 million of the purchase price, allocable on a pro rata basis to each purchase agreement. This deposit, which will be funded by making a draw under our first lien credit agreement and which will be credited to the purchase price at the closing, is refundable, except in certain circumstances, including in the event the Proposed January 2012 Acquisition does not close as a result of a material breach by us of the acquisition agreements.

        We intend to use a portion of the net proceeds of this offering and the concurrent offering of our notes to repay $156.3 million outstanding under our first lien credit agreement and $100.0 million outstanding under our second lien credit agreement. Prepayment of amounts outstanding under our second lien credit agreement is subject to a premium equal to 3.0% of the amount prepaid. Amounts outstanding under our first lien credit agreement accrue interest at a rate of approximately 3% per annum and mature on October 28, 2016. Amounts outstanding under our second lien credit agreement accrue interest at a rate of approximately 9.5% per annum and mature on April 28, 2017. Indebtedness under our first lien credit agreement and second lien credit agreement was primarily incurred in connection with the June 2011 Acquisition and the October 2011 Acquisition, each as described above under "Summary—Recent Developments." Affiliates of each of the underwriters are lenders under our first lien credit agreement and certain of the underwriters are lenders under our second lien credit agreement and, as such, will be repaid with proceeds of this offering. See "Underwriting (Conflicts of Interest)."

        Our actual use of the net proceeds may vary depending on our operating and capital needs from time to time. There may be circumstances where, for sound business reasons, a reallocation of funds may be necessary. Factors that could cause us to further increase our level of activity and capital expenditure budget, and thereby reallocate some of the proceeds from this offering, include a reduction in service and material costs, the formation of joint ventures with other exploration and production companies, the divestiture of non-strategic assets, a further improvement in commodity prices or well performance that exceeds our forecasts, all of which would positively impact our operating cash flow. Factors that would cause us to reduce our capital expenditure budget include, but are not limited to, increases in service and materials costs, reductions in commodity prices or underperformance of wells relative to our forecasts, all of which would negatively impact our operating cash flow.

        Pending the use of the proceeds described above, we may invest all or a portion of the proceeds of this offering in short-term deposits, including bankers' acceptances and short term, high quality, interest bearing corporate, government-issued or government-guaranteed securities.

CAPITALIZATION

        The following table sets forth our consolidated capitalization:

  •
  as of September 30, 2011;

  •
  as adjusted to give effect to the October 2011 Acquisition; and

  •
  as further adjusted to give effect to (i) the October 2011 Acquisition, after deducting underwriters' discounts and estimated offering expenses; (ii) the sale of 37,500,000 shares of our common stock at an assumed offering price of $7.71 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us in this offering; (iii) the issuance of $550.0 million aggregate principal amount of the notes in the concurrent offering of our notes; (iv) the Proposed January 2012 Acquisition (assuming $540.0 million of the purchase price is paid in cash); and (v) the repayment of $156.3 million of the outstanding debt under our first lien credit agreement and all of the $100.0 million of outstanding debt under our second lien credit agreement.

        This table is unaudited and should be read in conjunction with information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the accompanying notes, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 and incorporated by reference in this prospectus supplement and accompanying prospectus. The closing of the common stock offering is not conditioned upon the closing of the notes offering, and the closing of the notes offering is not conditioned upon the closing of the common stock offering. This table does not reflect the issuance of up to an additional 5,625,000 shares of common stock that we may sell to the underwriters at their option to cover overallotments. If the Proposed January 2012 Acquisition is not consummated on or prior to February 16, 2012, the notes will be redeemed pursuant to a special mandatory redemption.

	As of September 30, 2011
	Actual	As adjusted(1)	As further adjusted
	$ in thousands
Cash and cash equivalents	$78,641	74,541	$74,541

Debt:
First lien credit agreement	$—	$185,542	$29,292
Second lien credit agreement	55,000	100,000	—
Notes offered in the concurrent offering	—	—	550,000

Total Debt	$55,000	$285,542	$579,292
Shareholders' equity:
Common stock, no par value—209,331,439 shares issued and outstanding, actual and as adjusted; 253,316,523 shares issued and outstanding, as further adjusted(2)
Contributed surplus	$586,784	$586,784	$911,734
Accumulated deficit	(70,635)	(70,835)	(88,335)

Total shareholders' equity	$516,149	$515,949	$823,399

Total capitalization	$571,149	$801,491	$1,402,691

(1)
On October 28, 2011, our wholly-owned subsidiary borrowed approximately $185.5 million under our first lien credit agreement and approximately $45.0 million under our second lien credit agreement to fund the purchase price of the October 2011 Acquisition. On November 14, 2011, we made a draw under our first lien credit agreement in order to fund an escrow deposit of $30.0 million of the purchase price of the Proposed January 2012 Acquisition allocable on a pro rata basis to each purchase agreement. See "Summary—Recent Developments."

(2)
Excludes 6,284,158 shares of common stock reserved for issuance pursuant to outstanding stock options as of November 11, 2011, which are exercisable at a weighted average exercise price of $3.50 per share, 22,500 shares of common stock reserved for issuance pursuant to outstanding restricted stock unit and restricted stock awards and 280,000 shares of common stock reserved for issuance pursuant to outstanding performance awards. As further adjusted, includes an estimated 6,485,084 shares of common stock to be issued to the sellers in the Proposed January 2012 Acquisition at an assumed price of $7.71 per share (the November 11, 2011 closing price of our common stock). See "Use of Proceeds."

PRICE RANGE OF OUR COMMON STOCK

        Since August 4, 2011, our common stock has been listed on the NYSE under the symbol "KOG." Prior to August 4, 2011, our common stock was listed on the NYSE Amex LLC under the symbol "KOG." The last reported sales price of our common stock on the NYSE on November 11, 2011 was $7.71. As of November 11, 2011, we had issued and outstanding 209,341,439 shares of common stock.

        The following table sets forth the range of high and low sales prices of our common stock on the NYSE Amex LLC from January 1, 2007 to August 3, 2011 and on the NYSE from August 4, 2011 to November 11, 2011.

	Price Ranges
Period Ended:	High	Low
2011
First Quarter	$7.70	$5.44
Second Quarter	7.44	4.90
Third Quarter	6.90	4.97
Fourth Quarter (through November 11, 2011)	7.77	4.29
2010
First Quarter	$3.45	$2.19
Second Quarter	4.34	2.47
Third Quarter	3.63	2.43
Fourth Quarter	6.95	3.37
2009
First Quarter	$0.58	$0.16
Second Quarter	1.49	0.33
Third Quarter	2.89	0.70
Fourth Quarter	2.78	2.03
2008
First Quarter	$2.63	$1.56
Second Quarter	5.50	1.57
Third Quarter	4.84	1.11
Fourth Quarter	1.55	0.29
2007
First Quarter	$5.79	$3.57
Second Quarter	6.81	4.75
Third Quarter	5.85	3.10
Fourth Quarter	3.60	1.54

DIVIDEND POLICY

        We have never paid any cash dividends on our common stock and do not anticipate paying any dividends in the foreseeable future. Our current business plan is to retain any future earnings to finance the expansion and development of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other factors as our board may deem relevant at that time.

DILUTION

        Purchasers of shares of our common stock in this offering will suffer an immediate and substantial dilution in net tangible book value per share. Net tangible book value per share represents the amount of our total tangible assets, reduced by the amount of total liabilities, divided by the number of outstanding shares of common stock. Our net tangible book value as of September 30, 2011 was approximately $516,149,000 or $2.47 per outstanding share of common stock. After giving effect to the sale of the shares of common stock pursuant to this offering and the application of the net proceeds therefrom at an assumed public offering price of $7.71 per share, which was the closing price on November 11, 2011, our net tangible book value as of September 30, 2011 would have been approximately $791,150,000 or $3.21 per share. This represents an immediate increase in net tangible book value of $0.74 per share to existing shareholders and an immediate dilution of $4.50 per share to new investors. The following table illustrates this per share dilution:

Assumed public offering price per share(1)	$7.71
Net tangible book value per share as of September 30, 2011(2)	$2.47
Increase in net tangible book value per share attributable to new investors(3)	$0.74
Adjusted net tangible book value per share after this offering	$3.21
Dilution per share to new investors	$4.50

(1)
Based on the closing price of our common stock on November 11, 2011.

(2)
We have no intangible assets or goodwill included on our balance sheet. Net tangible book value per share represents net tangible book value of approximately $516,149,000 divided by 209,331,439 shares of our common stock outstanding at September 30, 2011, as reported in our Form 10-Q for the quarter ended September 30, 2011.

(3)
Based on estimated net proceeds of this offering of approximately $275.0 million.

        The data in the table above does not give any effect to the October 2011 Acquisition or the Proposed January 2012 Acquisition, the underwriters' option to purchase up to 5,625,000 additional shares of our common stock, the exercise of outstanding stock options and the number of shares of common stock reserved for issuance under our 2007 Stock Incentive Plan.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general summary of certain material U.S. federal income tax considerations relevant to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership and disposition of our common stock.

        This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. Holder arising from and relating to the acquisition, ownership and disposition of our common stock. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. Each U.S. Holder should consult its own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of our common stock.

        No ruling from the Internal Revenue Service (the "IRS") has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary.

Scope of this Summary

Authorities

        This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the "Canada-U.S. Tax Convention"), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

        For purposes of this summary, the term "U.S. Holder" means a beneficial owner of our common stock acquired pursuant to this document that is for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the U.S.;

  •
  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Non-U.S. Holders

        For purposes of this summary, a "non-U.S. Holder" is a beneficial owner of our common stock, other than a partnership, that is not a U.S. Holder. This summary does not address the U.S. federal income tax consequences to non-U.S. Holders arising from and relating to the acquisition, ownership, and disposition of our common stock. Accordingly, a non-U.S. Holder should consult its own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences (including the potential application of and operation of any income tax treaties) relating to the acquisition, ownership, and disposition of our common stock.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

        This summary does not address the U.S. federal income tax consequences applicable to U.S. Holders that are subject to special provisions under the Code, including the following U.S. Holders: (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are dealers in securities or currencies or U.S. Holders that are traders in securities that elect to apply a mark-to-market accounting method; (d) U.S. Holders that have a "functional currency" other than the U.S. dollar; (e) U.S. Holders that own our common stock as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) U.S. Holders that acquired our common stock in connection with the exercise of employee stock options or otherwise as compensation for services; (g) U.S. Holders that hold our common stock other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); or (h) U.S. Holders that own or have owned (directly, indirectly, or by attribution) 10% or more of the total combined voting power of our outstanding shares. This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are (a) U.S. expatriates or former long-term residents of the U.S. subject to Section 877 of the Code; (b) persons that have been, are, or will be a resident, or deemed to be a resident, of Canada for purposes of the Income Tax Act (Canada), as amended (the "Tax Act"); (c) persons that have used or held, use or hold, or will use or hold, or deemed to use or hold our common stock in connection with carrying on, or deemed to be carrying on, a business in Canada; (d) persons whose common stock have been, are, or will be or deemed to be "taxable Canadian property" within the meaning of that term under the Tax Act; or (e) persons that have had, have, or will have a permanent establishment in Canada or deemed to have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention.

        If an entity that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax consequences to such partnership and the partners of such partnership generally will depend on the activities of the partnership and the status of such partners. This summary does not address the tax consequences to any such partner. Partners of entities that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences arising from and relating to the acquisition, ownership and disposition of our common stock.

Tax Consequences Not Addressed

        This summary does not address the U.S. state and local, U.S. federal estate and gift, U.S. federal alternative minimum tax or non-U.S. tax consequences to U.S. Holders of the acquisition, ownership and disposition of our common stock. Each U.S. Holder should consult its own tax advisors regarding the U.S. state and local, U.S. federal estate and gift, U.S. federal alternative minimum tax and non-U.S. tax consequences of the acquisition, ownership, and disposition of our common stock.

U.S. Federal Income Tax Consequences of the Acquisition, Ownership and Disposition of our Common Stock

Taxation of Distributions

        A U.S. Holder that receives a distribution, including a constructive distribution, with respect to our common stock will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of our current or accumulated "earnings and profits," as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds our current and accumulated "earnings and profits", such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder's tax basis in our common stock and thereafter as gain from the sale or exchange of such our common stock (see "Sale or Other Taxable Disposition of our Common Stock" below). However, we do not intend to maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by us with respect to our common stock will constitute ordinary dividend income. Dividends received on our common stock generally will not be eligible for the "dividends received deduction."

        For taxable years beginning before January 1, 2013, a dividend paid to a U.S. Holder who is an individual, estate or trust generally will be taxed at the preferential tax rates applicable to long-term capital gains if we are a "qualified foreign corporation" ("QFC") and certain holding period requirements for our common stock are met. We generally will be a QFC as defined under Section 1(h)(11) of the Code if we are eligible for the benefits of the Canada-U.S. Tax Convention or our shares are readily tradable on an established securities market in the U.S. However, even if we satisfy one or more of these requirements, we will not be treated as a QFC if we are a "passive foreign investment company" for the taxable year during which we pay a dividend or for the preceding taxable year (see the section below under the heading "Passive Foreign Investment Company Rules" below).

        If a U.S. Holder fails to qualify for the preferential tax rates discussed above, a dividend paid by the Company to the U.S. Holder generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains). The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Our Common Stock

        Subject to the discussion below under the heading "Passive Foreign Investment Company Rules," upon the sale or other taxable disposition of our common stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash plus the fair market value of any property received and such U.S. Holder's tax basis in such our common stock sold or otherwise disposed of. Gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, our common stock has been held for more than one year.

        Such gain generally will be treated as "U.S. source" for purposes of applying the U.S. foreign tax credit rules discussed below, unless the gain is subject to tax in Canada and is resourced as "foreign source" under the Canada-U.S. Tax Convention and such U.S. Holder elects to treat such gain or loss as "foreign source."

        Preferential rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Passive Foreign Investment Company Rules

        If we were to constitute a PFIC (as defined below) for any year during a U.S. Holder's holding period, then certain different and potentially adverse tax consequences would apply to such U.S. Holder's acquisition, ownership and disposition of our common stock.

        The Company generally will be a PFIC under Section 1297 of the Code if, for a taxable year, (a) 75% or more of our gross income for such taxable year is passive income or (b) 50% or more of the average quarterly value of the assets held by us either produce passive income or are held for the production of passive income, based on the fair market value of such assets. "Gross income" generally means all revenues less the cost of goods sold, and "passive income" includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all (85% or more) of a foreign corporation's commodities are (a) stock in trade of such non-U.S. corporation or other property of a kind which would properly be included in inventory of such non-U.S. corporation, or property held by such foreign corporation primarily for sale to customers in the ordinary course of business, (b) property used in the trade or business of such non-U.S. corporation that would be subject to the allowance for depreciation under Section 167 of the Code, or (c) supplies of a type regularly used or consumed by such non-U.S. corporation in the ordinary course of its trade or business and certain other requirements are satisfied.

        In addition, for purposes of the PFIC income test and asset test described above, if we own, directly or indirectly, 25% or more of the total value of the outstanding shares of another non-U.S. corporation, we will be treated as if it (a) held a proportionate share of the assets of such other non-U.S. corporation and (b) received directly a proportionate share of the income of such other non-U.S. corporation. In addition, for purposes of the PFIC income test and asset test described above, "passive income" does not include any interest, dividends, rents, or royalties that are received or accrued by us from a "related person" (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

        Under certain attribution rules, if we are a PFIC, U.S. Holders will be deemed to own their proportionate share of any subsidiary which is also a PFIC (a "Subsidiary PFIC"), and will be subject to U.S. federal income tax on (i) a distribution on the shares of a Subsidiary PFIC or (ii) a disposition of shares of a Subsidiary PFIC, both as if the holder directly held the shares of such Subsidiary PFIC.

        We do not believe that we were a PFIC during the prior taxable year, and based on current business plans and financial expectations, we do not believe that we will be a PFIC for the current taxable year. However, PFIC classification is fundamentally factual in nature, generally cannot be determined until the close of the taxable year in question, and is determined annually. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Consequently, there can be no assurance that we have never been and will not become a PFIC for any taxable year during which U.S. Holders hold our common stock.

        If we were a PFIC in any taxable year and a U.S. Holder held our common stock, such holder generally would be subject to special rules with respect to "excess distributions" made by us on our common stock and with respect to gain from the disposition of our common stock. An "excess distribution" generally is defined as the excess of distributions with respect to our common stock received by a U.S Holder in any taxable year over 125% of the average annual distributions such U.S. Holder has received from us during the shorter of the three preceding taxable years, or such U.S. Holder's holding period for our common stock. Generally, a U.S. Holder would be required to allocate any excess distribution or gain from the disposition of our common stock ratably over its holding period for our common stock. Such amounts allocated to the year of the disposition or excess distribution would be taxed as ordinary income, and amounts allocated to prior taxable years would be taxed as ordinary income at the highest tax rate in effect for each such year and an interest charge at a rate applicable to underpayments of tax would apply.

        While there are U.S. federal income tax elections that sometimes can be made to mitigate these adverse tax consequences (including, without limitation, the "qualified electing fund" election under Section 1295 of the Code (the "QEF Election") and the "mark to market" election under Section 1296 of the Code), such elections are available in limited circumstances and must be made in a timely manner. U.S. Holders should be aware that, for each taxable year, if any, that we are a PFIC, we can provide no assurances that we will satisfy the record keeping requirements of a PFIC, or that we will make available to U.S. Holders the information such U.S. Holders require to make a QEF Election with respect of us or any Subsidiary PFIC. U.S. Holders should consult their own tax advisors regarding the potential application of the PFIC rules to the ownership and disposition of our common stock, and the availability of certain U.S. tax elections under the PFIC rules.

Additional Considerations

Additional Tax on Passive Income

        Certain U.S. Holders who are individuals, estates or trusts will be required to pay up to an additional 3.8% tax on, among other things, dividends and capital gains for taxable years beginning after December 31, 2012. U.S. Holders should consult their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of our common stock.

Receipt of Foreign Currency

        The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of our common stock, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who receives payment in foreign currency and engages in a subsequent conversion or other disposition of the foreign currency may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

        A U.S. Holder who pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on our common stock generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder's U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder's income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

        Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder's U.S. federal income tax liability that such U.S. Holder's "foreign source" taxable income bears to such U.S. Holder's worldwide taxable income. In applying this limitation, a U.S. Holder's various items of income and deduction must be classified, under complex rules, as either "foreign source" or "U.S. source." In addition, this limitation is calculated separately with respect to specific categories of income. Dividends paid by us generally will constitute "foreign source" income and generally will be categorized as "passive category income." The foreign tax credit rules are complex, and each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules.

Backup Withholding and Information Reporting

        Under U.S. federal income tax law and Treasury regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on U.S. Holders that hold certain specified foreign financial assets in excess of $50,000. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity. U.S. Holders may be subject to these reporting requirements unless their shares of our common stock are held in an account at a domestic financial institution. However, pursuant to recent IRS guidance, these new reporting requirements have been temporarily suspended pending release of IRS Form 8938. Additional guidance is also expected regarding the specific information that will be required to be reported on IRS Form 8938. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult with their own tax advisors regarding the requirements of filing information returns under these rules, including the requirement to file an IRS Form 8938 (after such form is released) for prior tax years in which the obligation to file such form was suspended.

        Payments made within the U.S. of dividends on, and proceeds arising from the sale or other taxable disposition of, our common stock generally may be subject to information reporting and backup withholding at a 28% rate (increasing to 31% for payments made after December 31, 2012) if a U.S. Holder (a) fails to furnish such U.S. Holder's correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding, or (d) fails to certify, under penalties of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding. However, certain exempt persons, such as corporations, generally are excluded from these information reporting and backup withholding rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder's U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS. Each U.S. Holder should consult its own tax advisor regarding application of the information reporting and backup withholding rules to them.

CERTAIN ERISA CONSIDERATIONS

        The common stock may be purchased and held by an employee benefit plan, an individual retirement account or other plan (a "Plan") subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), Section 4975 of the Code and/or other similar laws. A fiduciary of a Plan subject to ERISA, Section 4975 of the Code and/or such other laws must determine that the purchase and holding of the common stock is consistent with its fiduciary duties. The fiduciary of a Plan subject to ERISA, as well as any other prospective investor subject to Section 4975 of the Code or any similar law, must also determine that its purchase and holding of the common stock does not result in a non-exempt prohibited transaction as provided under Sections 406 and 408 of ERISA or Section 4975 of the Code or similar law. Each purchaser and transferee of the common stock who is subject to ERISA, Section 4975 of the Code and/or a similar law will be deemed to have represented by its acquisition and holding of the common stock that such acquisition and holding does not constitute or give rise to a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or any similar law.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated November     , 2011, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC is acting as representative, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
KeyBanc Capital Markets Inc.
RBC Capital Markets, LLC
Wells Fargo Securities, LLC

Total	37,500,000

        The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 5,625,000 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

        The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $            per share. After the public offering, the representative may change the public offering price and concession.

        We estimate that our out-of-pocket expenses for this offering will be approximately $350,000.

        We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions, including allowing us to issue shares to the sellers in the Proposed January 2012 Acquisition and allowing us to issue shares under any employee benefit plan or upon conversion or exercise of any outstanding securities. However, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

        Our officers and directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions, including allowing our officers and directors to sell no more than 1,000,000 shares of our common stock during the restricted period. However, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

        We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

        The shares of common stock have been approved for listing on the NYSE under the symbol "KOG."

        In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

        A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

        Each of the underwriters may arrange to sell common stock offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so. In that regard, Wells Fargo Securities, LLC may arrange to sell common stock in certain jurisdictions through an affiliate, Wells Fargo Securities International Limited, or WFSIL. WFSIL is a wholly-owned indirect subsidiary of Wells Fargo & Company and an affiliate of Wells Fargo Securities, LLC. WFSIL is a U.K. incorporated investment firm regulated by the Financial Services Authority. Wells Fargo Securities is the trade name for certain corporate and investment banking services of Wells Fargo & Company and its affiliates, including Wells Fargo Securities, LLC and WFSIL.

        From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions.

        In particular, an affiliate of Wells Fargo Securities, LLC is the administrative agent and lender under each of the first lien credit agreement and second lien credit agreement, and certain other affiliates of the underwriters are lenders under the first lien credit agreement, for which they will be entitled to receive their pro rata portion of the proceeds of this offering that are used to repay in part the first lien credit agreement and, in the case of the affiliate of Wells Fargo Securities, LLC, in full the second lien credit agreement, as well as related fees. In addition, an affiliate of Wells Fargo Securities, LLC will continue to be the administrative agent, and affiliates of certain of the underwriters will be lenders, under the first lien credit agreement, as amended. Further, affiliates of certain of the underwriters are party to a letter agreement providing committed bridge financing in order to finance the Proposed January 2012 Acquisition to the extent the proceeds from the offering hereby and the concurrent offering of common stock are insufficient to finance the Proposed January 2012 Acquisition.

Conflicts of Interest

        A portion of the net proceeds of this offering will be used to repay our first lien credit agreement and second lien credit agreement. See "Use of Proceeds." As a result of these payments, an affiliate of Wells Fargo Securities, LLC may receive more than 5 percent of the net proceeds of this offering. Thus, Wells Fargo Securities, LLC has a "conflict of interest" as defined in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121 of the Conduct Rules. Wells Fargo Securities, LLC will not make sales to discretionary accounts without the prior written consent of the customer. The appointment of a "qualified independent underwriter" is not required in connection with this offering, as a "bona fide public market," as defined in Rule 5121, exists for our common shares. Our credit agreements were negotiated on an arms-length basis and contain customary terms pursuant to which the lenders receive customary fees.

NOTICE TO EUROPEAN ECONOMIC AREA RESIDENTS

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement (the "Shares") may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

          (a)   to any legal entity which is a qualified investor as defined in the Prospectus Directive;

          (b)   to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

          (c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

NOTICE TO UNITED KINGDOM RESIDENTS

        Each underwriter has represented and agreed that:

          (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

          (b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

NOTICE TO SWITZERLAND RESIDENTS

        This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. Our common stock is not being offered to the public in Switzerland, and neither this prospectus, nor any other offering materials relating to our common stock may be distributed in connection with any such public offering.

        We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 ("CISA"). Accordingly, our common stock may not be offered to the public in or from Switzerland, and neither this prospectus, nor any other offering materials relating to our common stock may be made available through a public offering in or from Switzerland. Our common stock may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

LEGAL MATTERS

        Miller Thomson LLP, Vancouver, British Columbia will pass upon for us the validity of the issuance of the common stock offered by this prospectus supplement and the accompanying prospectus. Certain matters relating to U.S. law and the offering are being passed upon for us by Dorsey & Whitney LLP, Seattle, Washington. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Kodiak Oil & Gas Corp. as of December 31, 2010, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2010 included in this prospectus supplement and accompanying prospectus and the effectiveness of internal control over financial reporting as of December 31, 2010, have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in its reports appearing in our Annual Report on Form 10-K for the year ended December 31, 2010.

        The statement of revenues and direct operating expenses of Ursa Resources Group LLC Properties to be Divested, for the period from January 20, 2011 (Inception) to March 31, 2011, included as Exhibit 99.1 to Kodiak Oil and Gas Corp.'s Current Report on Form 8-K dated June 29, 2011, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The statements of operating revenues and direct operating expenses of Oil and Gas Properties Acquired by Kodiak Oil & Gas Corp. on October 28, 2011, for the years ended December 31, 2010 and December 31, 2009, included as Exhibit 99.1 to Kodiak Oil & Gas Corp.'s Current Report on Form 8-K filed on November 3, 2011, have been so incorporated in reliance on the report of Ernst & Young LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The statements of operating revenues and direct operating expenses of Properties Acquired by Kodiak Oil & Gas Corp. for the year ended December 31, 2010, included as Exhibit 99.1 to Kodiak Oil & Gas Corp.'s Current Report on Form 8-K filed on November 14, 2011, have been so incorporated in reliance on the report of Hein & Associates LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        Estimates of the oil and gas reserves of Kodiak Oil & Gas Corp. and related future net cash flows and present values thereof, included in this prospectus supplement and accompanying prospectus, were based upon our proved reserve estimates as of October 31, 2011, December 31, 2010 and December 31, 2009 prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers. We have included these estimates in reliance on the authority of such firm as an expert in such matters.

INTERESTS OF NAMED EXPERTS AND COUNSEL

        As of November 11, 2011, certain partners of Miller Thomson LLP owned 15,500 common shares in the capital of the Company.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room in Washington, D.C. at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. These filings are also available to the public from the SEC's web site at www.sec.gov. We also maintain an Internet site at www.kodiakog.com that contains information concerning us and our affiliates. The information at or accessible through our Internet site is not incorporated by reference in this prospectus supplement and accompanying prospectus, and you should not consider it to be part of this prospectus supplement and the accompanying prospectus.

        In addition, we are subject to the filing requirements prescribed by the securities legislation of all Canadian provinces or territories. You are invited to read and copy any reports, statements or other information that we file with the Canadian provincial securities commissions or other similar regulatory authorities at their respective public reference rooms. These filings are also electronically available from the Canadian System for Electronic Document Analysis and Retrieval at http://www.sedar.com, which is commonly known by the acronym "SEDAR," the Canadian equivalent of the SEC's EDGAR system.

        We have included the accompanying prospectus in our registration statement that we filed with the SEC. The registration statement provides additional information that we are not required to include in this prospectus supplement or the accompanying prospectus. You can receive a copy of the entire registration statement as described above. Although this prospectus supplement and the accompanying prospectus describe the material terms of certain contracts, agreements and other documents filed as exhibits to the registration statement, you should read the exhibits for a more complete description of the document or matter involved.

INCORPORATION OF INFORMATION BY REFERENCE

        We "incorporate by reference" into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information contained expressly in this prospectus supplement, and the information that we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus supplement is current as of any date other than the date on the front page of this prospectus supplement. We incorporate by reference any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until we have sold all of the shares to which this prospectus supplement relates or the offering is otherwise terminated (excluding any information furnished under Items 2.02 or 7.01 on any current report on Form 8-K or corresponding information furnished under Item 9.01 or included as an exhibit). We also incorporate by reference the documents listed below:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2010;

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011;

  •
  Our Current Reports on Form 8-K filed on January 6, 2011 (solely with respect to Items 5.02 and 9.01 except exhibit 99.1), February 25, 2011, April 5, 2011, April 19, 2011 (solely with respect to Items 1.01 and 9.01 except exhibit 99.1), May 26, 2011 (as amended by Amendment No. 1 on Form 8-K/A, filed on June 29, 2011), June 21, 2011 (as amended by Amendment No. 1 on Form 8-K/A, filed on October 28, 2011), June 30, 2011, June 30, 2011 (solely with respect to

    Items 2.01, 2.03, 3.02 and 9.01 except exhibit 99.1), July 18, 2011 (solely with respect to Items 1.01 and 2.03), July 19, 2011 (solely with respect to Items 1.01 and 9.01 except exhibit 99.1), July 22, 2011, August 2, 2011 (solely with respect to Item 3.01), October 3, 2011, November 3, 2011 (solely with respect to Items 1.01, 2.01, 2.03 and 9.01 except exhibit 99.4) and November 14, 2011; and

  •
  Information specifically incorporated by reference into our Annual Report on Form 10-K from our proxy statement on Schedule 14A filed on April 28, 2011.

        Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and accompanying prospectus is delivered, a copy of any or all of such documents that are incorporated by reference but not delivered with the prospectus supplement and accompanying prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus supplement and accompanying prospectus incorporates). Written or oral requests should be directed to:

  Kodiak Oil & Gas Corp.
  Attn: James P. Henderson
  1625 Broadway, Suite 250
  Denver, Colorado 80202
  (303) 592-8075

        Any statement contained in this prospectus supplement and accompanying prospectus or in a document, all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus supplement and accompanying prospectus to the extent that a statement contained in this prospectus supplement and accompanying prospectus or any subsequently filed document that is incorporated by reference modifies or supersedes such statement. The making of a modified or superseded statement shall not be deemed an admission that the modified or superseded statement, when made, constituted an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus supplement and accompanying prospectus.

Common Stock

Debt Securities

Warrants

Guarantee of Debt Securities by

Kodiak Oil & Gas (USA) Inc.

        We or our selling securityholders may offer, from time to time, in one or more series:

•
unsecured senior debt securities;

•
unsecured subordinated debt securities;

•
shares of common stock; and

•
warrants to purchase debt securities, common stock or other securities.

        The securities:

•
will be offered at prices and on terms to be set forth in an accompanying prospectus supplement;

•
may be offered separately or together, or in separate series;

•
may be convertible into or exchangeable for other securities;

•
may be guaranteed by our subsidiary; and

•
may be listed on a national securities exchange, if specified in an accompanying prospectus supplement.

        Our common stock is listed on the NYSE Amex LLC under the symbol "KOG." The last reported sale price of our common stock on the NYSE Amex on June 28, 2011 was $5.84 per share.

        Each time we or a selling securityholder sells securities pursuant to this prospectus, we will provide the specific terms of the securities in supplements to this prospectus. This prospectus may be used to offer and sell securities only if it is accompanied by a prospectus supplement.

        You should read this prospectus and any prospectus supplement carefully before you invest, including the Risk Factors which begin on page 6 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated June 29, 2011

PROSPECTUS

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell different types of the securities described in this prospectus in one or more offerings.

        This prospectus provides you with a general description of the securities we or our selling securityholders may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us or our selling securityholders in that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of such document.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        The information discussed in this prospectus, our filings with the SEC and our public releases include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). All statements, other than statements of historical facts, included herein concerning, among other things, planned capital expenditures, increases in oil and gas production, the number of anticipated wells to be drilled after the date hereof, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as "may," "expect," "estimate," "project," "plan," "believe," "intend," "achievable," "anticipate," "will," "continue," "potential," "should," "could," and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Our results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

  •
  our ability to generate sufficient cash flow from operations, borrowings or other sources to enable us to fully develop our undeveloped operated and non-operated acreage positions;

  •
  future capital requirements and uncertainty of obtaining additional funding on terms acceptable to us;

  •
  unsuccessful drilling and completion activities and the possibility of resulting write-downs;

  •
  geographical concentration of our operations;

  •
  constraints imposed on our business and operations by our credit agreements and our ability to generate sufficient cash flows to repay our debt obligations;

  •
  availability of borrowings under our credit agreements;

  •
  termination fees related to drilling rig contracts;

  •
  increases in the cost of drilling, completion and gas gathering or other costs of production and operations;

  •
  our ability to successfully drill wells that produce oil or natural gas in commercially viable quantities;

  •
  failure to meet our proposed drilling schedule;

  •
  financial losses and reduced earnings related to our commodity derivative agreements, and failure to produce enough oil to satisfy our commodity derivative agreements;

  •
  historical incurrence of losses;

  •
  adverse variations from estimates of reserves, production, production prices and expenditure requirements, and our inability to replace our reserves through exploration and development activities;

  •
  hazardous, risky drilling operations and adverse weather and environmental conditions;

  •
  limited control over non-operated properties;

  •
  reliance on a limited number of customers;

  •
  title defects to our properties and inability to retain our leases;

  •
  incorrect estimates of proved reserves, the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs of properties that we acquire;

  •
  our ability to successfully develop our large inventory of undeveloped operated and non-operated acreage;

  •
  our ability to retain key members of our senior management and key technical employees, and conflicts of interests with respect to our directors;

  •
  marketing and transportation constraints in the Williston Basin;

  •
  federal and tribal regulations and laws;

  •
  our current level of indebtedness and the effect of any increase in our level of indebtedness;

  •
  risks in connection with potential acquisitions and the integration of significant acquisitions;

  •
  price volatility of oil and natural gas prices, and the effect that lower prices may have on our net income and shareholders' equity;

  •
  a decline in oil or natural gas production or oil or natural gas prices, and the impact of general economic conditions on the demand for oil and natural gas and the availability of capital;

  •
  impact of environmental, health and safety, and other governmental regulations, and of current or pending legislation;

  •
  effects of competition;

  •
  effects of seasonal factors;

  •
  lack of availability of drilling rigs, equipment, supplies, insurance, personnel and oil field services;

  •
  further sales or issuances of common stock; and

  •
  our common stock's limited trading history.

        Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our filings with the SEC that are incorporated by reference herein and in the section entitled "Risk Factors" included elsewhere in this prospectus. For additional information regarding risks and uncertainties, please read our filings with the SEC under the Exchange Act and the Securities Act, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this section and elsewhere in this prospectus and the documents incorporated by reference. Other than as required under securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

OUR COMPANY

        Kodiak Oil & Gas Corp. is an independent energy company focused on the exploration, exploitation, acquisition and production of crude oil and natural gas in the United States. Our corporate strategy is to internally identify prospects, acquire lands encompassing those prospects and evaluate those prospects using subsurface geology and geophysical data and exploratory drilling. Using this strategy, we have developed an oil and natural gas portfolio of proved reserves, as well as development and exploratory drilling opportunities on high potential conventional and non-conventional oil and natural gas prospects.

        Our oil and natural gas reserves and operations are concentrated in two Rocky Mountain basins, the Williston Basin of North Dakota and Montana and the Green River Basin of Wyoming and Colorado. The most significant prospects in our portfolio are our assets in the Williston Basin of North Dakota and Montana that are prospective for oil from the Bakken and Red River formations. The principal target of drilling in this area is the Bakken Shale hydrocarbon system highlighted by production from the Middle Bakken member, located between two Bakken shales that serve as the source rock, and the Three Forks member, positioned immediately below the Lower Bakken Shale.

        We are a Canadian corporation that is subsisting under the Business Corporation Act (Yukon Territory). Our principal executive office is located at 1625 Broadway, Suite 250, Denver, Colorado 80202, and our telephone number is (303) 592-8075. Information contained on our website, www.kodiakog.com, is not part of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our ratio of earnings to fixed charges for the periods indicated.

	Year Ended December 31,
						Three months ended March 31, 2011
	2006	2007	2008	2009	2010
Ratio of earnings to fixed charges(1)	—	—	—	—	—	—

(1)
The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include income before income taxes and fixed charges. "Fixed charges" include interest, whether expensed or capitalized. Earnings for the years ended December 31, 2006, 2007, 2008, 2009 and 2010 were insufficient to cover fixed charges by $2.8, $38.2, $56.5, $2.5 and $1.8 million, respectively. Earnings for the three months ended March 31, 2011 were insufficient to cover fixed charges by $6.0 million.

RISK FACTORS

        An investment in our securities involves a high degree of risk. Before you decide whether to purchase any of our securities, in addition to the other information in this prospectus and the documents incorporated by reference, you should carefully consider the risk factors identified herein and under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2010, which are incorporated by reference into this prospectus, as the same may be updated from time to time by our filings under the Securities Exchange Act of 1934, as amended. For more information, see the section entitled "Where You Can Find More Information." These risks could materially affect our business, results of operations or financial condition. You could lose all or part of your investment.

        This prospectus and the documents incorporated by reference herein also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below and elsewhere in this prospectus. See "Cautionary Statement Regarding Forward-Looking Statements" in this prospectus.

Risks Relating to our Debt Securities

If an active trading market does not develop for a series of debt securities sold pursuant to this prospectus, you may be unable to sell any such debt securities or to sell any such debt securities at a price that you deem sufficient.

        Unless otherwise specified in an accompanying prospectus supplement, any debt securities sold pursuant to this prospectus will be new securities for which there currently is no established trading market. We may elect not to list any debt securities sold pursuant to this prospectus on a national securities exchange. While the underwriters of a particular offering of debt securities may advise us that they intend to make a market in those debt securities, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given:

  •
  that a market for any series of debt securities will develop or continue;

  •
  as to the liquidity of any market that does develop; or

  •
  as to your ability to sell any debt securities you may own or the price at which you may be able to sell your debt securities.

Holders of debt securities may be structurally subordinated to the creditors of our subsidiary.

        Currently, our subsidiary conducts substantially all of our operations and owns substantially all of our operating assets. As a result, our ability to make required payments on our debt securities depends on the performance of our subsidiary and its ability to distribute funds to us. The ability of our subsidiary to make distributions to us may be restricted by, among other things, contractual provisions and applicable state laws and regulations. If we are unable to obtain the funds necessary to pay the principal amount at the maturity of our debt securities or to repurchase our debt securities upon an occurrence of a change in control, we may be required to adopt one or more alternatives, such as a refinancing of our debt securities. We cannot assure you that we would be able to refinance our debt securities.

A holder's right to receive payments on the debt securities is effectively subordinate to the rights of any existing and future secured creditors. Further, any guarantee of senior debt securities by a subsidiary guarantor, if any, is effectively subordinated to the subsidiary guarantor's existing and future secured indebtedness.

        Holders of our secured indebtedness and the secured indebtedness of a subsidiary guarantor, if applicable, will have claims that are prior to the claims of holders of the senior debt securities to the extent of the value of the assets securing that other indebtedness. The senior debt securities will be effectively subordinated to that secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to our assets that constitute their collateral. Holders of the senior debt securities will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the senior debt securities, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the senior debt securities. As a result, holders of senior debt securities may receive less, ratably, than holders of secured indebtedness.

        In addition, a subsidiary will be permitted to incur additional indebtedness under the indenture governing the debt securities sold pursuant to this prospectus. As a result, holders of such debt securities may be effectively subordinated to claims of third party creditors, including holders of indebtedness of a subsidiary. Claims of those other creditors, including trade creditors, secured creditors, governmental taxing authorities and holders of indebtedness or guarantees issued by our subsidiaries, will generally have priority as to the assets of our subsidiaries over our claims and equity interests. As a result, holders of our indebtedness, including the holders of the debt securities sold pursuant to this prospectus, will be effectively subordinated to all those claims.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of the debt securities to return payments received from guarantors.

        Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided or claims in respect of a guarantee could be subordinated to all other debts of the applicable guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and either:

  •
  was insolvent or rendered insolvent by reason of such incurrence;

  •
  was engaged or about to engage in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, a guarantor would be considered insolvent if, at the relevant time, the sum of its debts and other liabilities, including contingent liabilities, was greater than the sum of its assets at a fair valuation, and a guarantor that was generally not then paying its debts as they became due would be presumed to be insolvent.

USE OF PROCEEDS

        Unless we specify otherwise in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by us pursuant to this prospectus and any prospectus supplement will be used for general corporate purposes. General corporate purposes may include any of the following:

  •
  repaying debt;

  •
  providing working capital;

  •
  funding capital expenditures;

  •
  paying for possible acquisitions or the expansion of our businesses; or

  •
  repurchasing our capital stock.

        We may temporarily invest the net proceeds we receive from any offering of securities or use the net proceeds to repay short-term debt until we can use them for their stated purposes.

        We will not receive any of the proceeds from the sale of our securities by selling securityholders.

DILUTION

        We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

  •
  the net tangible book value per share of our equity securities before and after the offering;

  •
  the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchases in the offering; and

  •
  the amount of the immediate dilution from the public offering price that will be absorbed by such purchasers.

DESCRIPTION OF COMMON STOCK

        We are authorized to issue an unlimited number of shares of common stock. As of June 28, 2011, there were 179,180,939 shares of our common stock issued and outstanding. Our common stock is traded on the NYSE Amex under the symbol "KOG."

        Holders of our common stock are entitled to receive any dividends that may from time to time be declared by our board of directors. See "Risk Factors—Risks Relating to Our Common Stock." We have not paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. Holders of our common stock are entitled to one vote per share on all matters brought to a vote of the shareholders. Because holders of our common stock do not have cumulative voting rights, the holders of a majority of our common stock represented at a meeting can select all of the directors. At least two persons must be present in person, each being a shareholder entitled to vote or a duly appointed proxy for an absent shareholder so entitled and together holding or representing by proxy not less than 5% of the outstanding shares of the Company to satisfy the quorum requirement under our governing articles.

        Holders of our common stock have no preemptive rights to subscribe for any additional securities that we may issue. There are no redemption provisions or sinking fund provisions for the common stock, nor is the common stock subject to calls or assessments by us. All shares of our common stock outstanding on the date of this prospectus have been legally issued and are fully paid and nonassessable. Upon any liquidation, dissolution or winding up of the Company, holders of our common stock are entitled to share equally, share-for-share, in the assets of the Company available for distribution after payment to all our creditors.

        The Transfer Agent and Registrar for the common stock is Computershare Investor Services Inc.

DESCRIPTION OF DEBT SECURITIES

        We will issue our debt securities under an indenture among us, as issuer, the Trustee and our subsidiary, named as a co-registrant, or the Subsidiary Guarantor. The debt securities will be governed by the provisions of the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. We, the Trustee and the Subsidiary Guarantor may enter into supplements to the Indenture from time to time. If we decide to issue subordinated debt securities, we will issue them under a separate Indenture containing subordination provisions. The identity of the Trustee, and the Subsidiary Guarantor, will be set forth in a prospectus supplement that we will issue related to this prospectus that will describe the specific terms of any series of debt securities that we may issue that are covered by this prospectus.

        This description is a summary of the material provisions of the debt securities and the Indentures. We urge you to read the forms of senior indenture and subordinated indenture filed as exhibits to the registration statement of which this prospectus is a part because those Indentures, and not this description, govern your rights as a holder of debt securities. References in this prospectus to an "Indenture" refer to the particular Indenture under which we may issue a series of debt securities. All references in this description to "we," "our" or "us" are to Kodiak Oil & Gas Corp. and not to any of its subsidiaries.

The Debt Securities

        Any series of debt securities that we issue:

  •
  will be our general obligations;

  •
  will be general obligations of the Subsidiary Guarantor, if any, that guarantees that series; and

  •
  may be subordinated to our senior indebtedness, with any guarantees also being subordinated to any senior indebtedness.

        The Indenture does not limit the total amount of debt securities that we may issue. We may issue debt securities under the Indenture from time to time in separate series, up to the aggregate amount authorized for each such series.

        We will prepare a prospectus supplement and either an indenture supplement or a resolution of our board of directors and accompanying officers' certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

  •
  the form and title of the debt securities;

  •
  the total principal amount of the debt securities;

  •
  the date or dates on which the debt securities may be issued;

  •
  the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

  •
  any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

  •
  the dates on which the principal and premium, if any, of the debt securities will be payable;

  •
  the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

  •
  any optional redemption provisions;

  •
  any conversion or exchange provisions;

  •
  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

  •
  whether the debt securities are entitled to the benefits of any guarantees by the Subsidiary Guarantor;

  •
  whether the debt securities may be issued in amounts other than $1,000 each or multiples thereof;

  •
  any changes to or additional Events of Default (as defined below) or covenants;

  •
  the subordination, if any, of the debt securities and any changes to the subordination provisions of the Indenture; and

  •
  any other terms of the debt securities.

        This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

        The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

  •
  debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

  •
  debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

  •
  debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

  •
  variable rate debt securities that are exchangeable for fixed rate debt securities.

        At our option, we may make interest payments by check mailed to the registered holders of any debt securities not in global form or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.

        Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

        Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must look only to us for payment after that time.

The Subsidiary Guarantees

        Our payment obligations under any series of debt securities may be guaranteed by our Subsidiary Guarantor. If a series of debt securities is so guaranteed, the Subsidiary Guarantor will execute a notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will identify the Subsidiary Guarantor and will describe the terms of any guarantee by the Subsidiary Guarantor.

        We do not have any independent assets or operations, any subsidiary guarantee will be full and unconditional and joint and several, and we do not have any subsidiaries other than that subsidiary named in the registration statement of which this prospectus forms a part.

        The obligations of the Subsidiary Guarantor under its guarantee of the debt securities will be limited to the maximum amount that will not result in the obligations of the Subsidiary Guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to:

  •
  all other contingent and fixed liabilities of the Subsidiary Guarantor; and

  •
  any collections from or payments made by or on behalf of any other Subsidiary Guarantors in respect of the obligations of the Subsidiary Guarantor under its guarantee.

        The guarantee of the Subsidiary Guarantor may be released under certain circumstances. If no default has occurred and is continuing under the Indenture, and to the extent not otherwise prohibited by the Indenture, the Subsidiary Guarantor will be unconditionally released and discharged from the guarantee:

  •
  automatically upon any sale, exchange or transfer, to any person that is not our affiliate, of all of our direct or indirect equity interests in the Subsidiary Guarantor;

  •
  automatically upon the merger of the Subsidiary Guarantor into us or any other Subsidiary Guarantor or the liquidation and dissolution of the Subsidiary Guarantor; or

  •
  upon our delivery of a written notice to the Trustee of the release of all guarantees by the Subsidiary Guarantor of any debt of ours for borrowed money (or a guarantee of such debt), except for any series of debt securities, other than a release resulting from a payment of such guarantees.

        If a series of debt securities is guaranteed by the Subsidiary Guarantor and is designated as subordinate to our senior indebtedness, then any guarantee by the Subsidiary Guarantor will be subordinated to the senior indebtedness of the Subsidiary Guarantor to substantially the same extent as the series is subordinated to our senior indebtedness. See "Description of Debt Securities—Subordination."

Ranking and Other Indebtedness

        The Debt Securities will be structurally subordinated to all existing and future liabilities of the Subsidiary Guarantor, including trade payables and other indebtedness.

Covenants

        The Indenture contains the following covenant for the benefit of the holders of all series of debt securities:

        So long as any debt securities are outstanding, we will:

  •
  for as long as we are required to file information with the SEC pursuant the Exchange Act, file with the Trustee, within 30 days after we file with the SEC, copies of the annual reports and of the information, documents and other reports which we are required to file with the SEC pursuant to the Exchange Act; and

  •
  if we are not required to file information with the SEC pursuant to the Exchange Act, file with the Trustee, within 30 days after we would have been required to file with the SEC, financial statements and a Management's Discussion and Analysis of Financial Condition and Results of Operations, both comparable to what we would have been required to file with the SEC had we been subject to the reporting requirements of the Exchange Act.

        A series of debt securities may contain additional financial and other covenants applicable to us and our subsidiaries. The applicable prospectus supplement will contain a description of any such covenants that are added to the Indenture specifically for the benefit of holders of a particular series.

Events of Default, Remedies and Notice

        Each of the following events will be an "Event of Default" under the Indenture with respect to a series of debt securities:

  •
  default in any payment of interest on any debt securities of that series when due that continues for 30 days;

  •
  default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

  •
  default in the payment of any sinking fund payment on any debt securities of that series when due;

  •
  failure by us or, if the series of debt securities is guaranteed by the Subsidiary Guarantor, by the Subsidiary Guarantor, to comply for 60 days after notice with the other agreements contained in the Indenture, any supplement to the Indenture or any board resolution authorizing the issuance of that series;

  •
  certain events of bankruptcy, insolvency or reorganization of us or, if the series of debt securities is guaranteed by the Subsidiary Guarantor, of the Subsidiary Guarantor; or

  •
  if the series of debt securities is guaranteed by the Subsidiary Guarantor:

  •
  any of the guarantees by the Subsidiary Guarantor cease to be in full force and effect, except as otherwise provided in the Indenture;

  •
  any of the guarantees by the Subsidiary Guarantor are declared null and void in a judicial proceeding; or

  •
  the Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its guarantee.

        If an Event of Default, other than an Event of Default with respect to us described in the fifth bullet point above, occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately.

        A default under the fourth bullet point above will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify us and, if the series of debt securities is guaranteed by the Subsidiary Guarantor, the Subsidiary Guarantor, of the default and such default is not cured (or waived) within 60 days after receipt of notice.

        If an Event of Default with respect to us described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the Trustee or any holders.

        The holders of a majority in principal amount of the outstanding debt securities of a series may rescind any declaration of acceleration by the Trustee or the holders with respect to the debt securities of that series, but only if:

  •
  rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

  •
  all existing Events of Default with respect to that series have been cured or waived, other than the nonpayment of principal, premium, if any, or interest on the debt securities of that series that have become due solely by the declaration of acceleration.

        If an Event of Default occurs and is continuing, the Trustee will be under no obligation, except as otherwise provided in the Indenture, to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any costs, liability or expense. No holder may pursue any remedy with respect to the Indenture or the debt securities of any series, except to enforce the right to receive payment of principal, premium, if any, or interest when due, unless:

  •
  such holder has previously given the Trustee notice that an Event of Default with respect to that series is continuing;

  •
  holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the Trustee pursue the remedy;

  •
  such holders have offered the Trustee reasonable indemnity or security against any cost, liability or expense;

  •
  the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

  •
  the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

        The holders of a majority in principal amount of the outstanding debt securities of a series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any right or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that:

  •
  conflicts with law;

  •
  is inconsistent with any provision of the Indenture;

  •
  the Trustee determines is unduly prejudicial to the rights of any other holder; or

  •
  would involve the Trustee in personal liability.

        Within 30 days after the occurrence of an Event of Default, we are required to give written notice to the Trustee and indicate the status of the default and what action we are taking or propose to take to cure the default. In addition, we and the Subsidiary Guarantor are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that we and the Subsidiary Guarantor have complied with all covenants contained in the Indenture or whether any default or Event of Default has occurred during the previous year.

        If an Event of Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder a notice of the Event of Default by the later of 90 days after the Event of Default occurs or 30 days after the Trustee knows of the Event of Default. Except in the case of a default in the payment of principal, premium, if any, or interest with respect to any debt securities, the Trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the Trustee in good faith determines that withholding such notice is in the interests of the holders.

Amendments and Waivers

        We may amend the Indenture without the consent of any holder of debt securities to:

  •
  cure any ambiguity, omission, defect or inconsistency;

  •
  convey, transfer, assign, mortgage or pledge any property to or with the Trustee;

  •
  provide for the assumption by a successor of our obligations under the Indenture;

  •
  add the Subsidiary Guarantor with respect to any series of the debt securities;

  •
  change or eliminate any restriction on the payment of principal of, or premium, if any, on any series of subordinated debt securities;

  •
  secure any series of the debt securities or any related guarantee;

  •
  add covenants for the benefit of the holders or surrender any right or power conferred upon us or the Subsidiary Guarantor;

  •
  make any change that does not adversely affect the rights under the Indenture of any holder;

  •
  add or appoint a successor or separate Trustee;

  •
  comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

  •
  establish the form or terms of any new series of debt securities.

        In addition, we may amend the Indenture if the holders of a majority in principal amount of all debt securities of each series that would be affected under the Indenture consent to it. We may not, however, without the consent of each holder of outstanding debt securities of each series that would be affected, amend the Indenture to:

  •
  reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

  •
  reduce the rate of or extend the time for payment of interest on any debt securities;

  •
  reduce the principal of or extend the stated maturity of any debt securities;

  •
  reduce any premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

  •
  make any debt securities payable in other than U.S. dollars;

  •
  impair the right of any holder to receive payment of premium, if any, principal or interest with respect to such holder's debt securities on or after the applicable due date;

  •
  impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder's debt securities;

  •
  release any security that has been granted in respect of the debt securities, other than in accordance with the Indenture;

  •
  make any change in the amendment provisions which require each holder's consent;

  •
  make any change in the waiver provisions; or

  •
  release the Subsidiary Guarantor other than as provided in the Indenture or modify such Subsidiary Guarantor's guarantee in any manner adverse to the holders.

        The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture requiring the consent of the holders of any series of debt securities becomes effective, we are required to mail to all holders a notice briefly describing the amendment with respect to other holders. The failure to give, or any defect in, such notice to any holder, however, will not impair or affect the validity of the amendment with respect to other holders.

        The holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series, on behalf of all such holders, and subject to certain rights of the Trustee, may waive:

  •
  compliance by us or a Subsidiary Guarantor with certain restrictive provisions of the Indenture; and

  •
  any past default under the Indenture, subject to certain rights of the Trustee under the Indenture; except that such majority of holders may not waive a default:

  •
  in the payment of principal, premium, if any, or interest; or

  •
  in respect of a provision that under the Indenture cannot be amended without the consent of all holders of the series of debt securities that is affected.

Defeasance

        At any time, we may terminate, with respect to debt securities of a particular series, all our obligations under such series of debt securities and the Indenture, which we call a "legal defeasance." If we decide to make a legal defeasance, however, we may not terminate certain of our obligations, including those:

  •
  relating to the defeasance trust;

  •
  to register the transfer or exchange of the debt securities of that series;

  •
  to replace mutilated, destroyed, lost or stolen debt securities of that series; or

  •
  to maintain a registrar and paying agent in respect of the debt securities of that series.

        If we exercise either our legal defeasance option or our covenant defeasance option, any subsidiary guarantee will terminate with respect to that series of debt securities.

        At any time we may also effect a "covenant defeasance," which means we have elected to terminate our obligations under:

  •
  covenants applicable to a series of debt securities and described in the prospectus supplement applicable to such series, other than as described in such prospectus supplement;

  •
  the bankruptcy provisions with respect to the Subsidiary Guarantor, if any; and

  •
  the guarantee provision described under "Events of Default" above with respect to that series of debt securities.

        We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default with respect to that series. If we exercise our covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in the fourth, fifth (with respect only to the Subsidiary Guarantor, if any) or sixth bullet points under "—Events of Default" above or an Event of Default that is added specifically for such series and described in a prospectus supplement.

        In order to exercise either defeasance option, we must:

  •
  irrevocably deposit in trust with the Trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or final maturity, as the case may be;

  •
  comply with certain other conditions, including that no default has occurred and is continuing after the deposit in trust; and

  •
  deliver to the Trustee an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

Subordination

        Debt securities of a series may be subordinated to our "Senior Indebtedness," which we define generally to include any obligation created or assumed by us (or, if the series is guaranteed, the Subsidiary Guarantor) for the repayment of borrowed money and any guarantee therefor, whether outstanding or hereafter issued, unless, by the terms of the instrument creating or evidencing such obligation, it is provided that such obligation is subordinate or not superior in right of payment to the debt securities (or, if the series is guaranteed, the guarantee of the Subsidiary Guarantor), or to other obligations which are pari passu with or subordinated to the debt securities (or, if the series is guaranteed, the guarantee of the Subsidiary Guarantor). Subordinated debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture and the prospectus supplement relating to such series, to the prior payment of all of our indebtedness and that of the Subsidiary Guarantor that is designated as "Senior Indebtedness" with respect to the series.

        The holders of Senior Indebtedness of ours or, if applicable, of the Subsidiary Guarantor, will receive payment in full of the Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium, if any, or interest with respect to the subordinated debt securities upon any payment or distribution of our assets or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantor's assets, to creditors:

  •
  upon a liquidation or dissolution of us or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantor; or

  •
  in a bankruptcy, receivership or similar proceeding relating to us or, if applicable to any series of outstanding debt securities, to the Subsidiary Guarantor.

        Until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that the holders of subordinated debt securities may receive capital stock in us and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities.

        If we do not pay any principal, premium, if any, or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, we may not:

  •
  make any payments of principal, premium, if any, or interest with respect to subordinated debt securities;

  •
  make any deposit for the purpose of defeasance of the subordinated debt securities; or

  •
  repurchase, redeem or otherwise retire any subordinated debt securities, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, we may deliver subordinated debt securities to the Trustee in satisfaction of our sinking fund obligation, unless, and until,

  •
  the default has been cured or waived and any declaration of acceleration has been rescinded;

  •
  the Senior Indebtedness has been paid in full in cash; or

  •
  we and the Trustee receive written notice approving the payment from the representatives of each issue of "Designated Senior Indebtedness."

        Generally, "Designated Senior Indebtedness" will include:

  •
  any specified issue of Senior Indebtedness of at least $50 million; and

  •
  any other Senior Indebtedness that we may designate in respect of any series of subordinated debt securities.

        During the continuance of any default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Designated Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for a period called the "Payment Blockage Period." A Payment Blockage Period will commence on the receipt by us and the Trustee of written notice of the default, called a "Blockage Notice," from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and will end 179 days thereafter.

        The Payment Blockage Period may be terminated before its expiration:

  •
  by written notice from the person or persons who gave the Blockage Notice;

  •
  by repayment in full in cash of the Designated Senior Indebtedness with respect to which the Blockage Notice was given; or

  •
  if the default giving rise to the Payment Blockage Period is no longer continuing.

        Unless the holders of the Designated Senior Indebtedness have accelerated the maturity of the Designated Senior Indebtedness, we may resume payments on the subordinated debt securities after the expiration of the Payment Blockage Period.

        Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

        After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

        As a result of the subordination provisions described above, in the event of insolvency, the holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

Book Entry, Delivery and Form

        We may issue debt securities of a series in the form of one or more global certificates deposited with a depositary. We expect that The Depository Trust Company, New York, New York, or "DTC," will act as depositary. If we issue debt securities of a series in book-entry form, we will issue one or more global certificates that will be deposited with or on behalf of DTC and will not issue physical certificates to each holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

        DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

        DTC advises us that it is:

  •
  a limited-purpose trust company organized under the New York Banking Law;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the United States Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under the provisions of Section 17A of the Exchange Act.

        DTC is owned by a number of its participants, including the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. The rules that apply to DTC and its participants are on file with the SEC.

        DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

        We will wire principal, premium, if any, and interest payments due on the global securities to DTC's nominee. We, the Subsidiary Guarantor, the Trustee and any paying agent will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, the Subsidiary Guarantor, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

        It is DTC's current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.

        Payments by participants to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with debt securities held for the account of customers registered in

"street name." Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the Trustee, the Subsidiary Guarantor or us.

        Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and, in either event, a successor depositary is not appointed by us within 90 days; or

  •
  an Event of Default occurs and DTC notifies the Trustee of its decision to require that all of the debt securities of a series be represented by certificated securities.

The Trustee

        We may appoint a separate trustee for any series of debt securities. We use the term "Trustee" to refer to the trustee appointed with respect to any such series of debt securities. We may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own debt securities.

Governing Law

        The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We may issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement.

        The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

  •
  the title of the warrants;

  •
  the designation, amount and terms of the securities for which the warrants are exercisable;

  •
  the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

  •
  the price or prices at which the warrants will be issued;

  •
  the aggregate number of warrants;

  •
  any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

  •
  the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

  •
  if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

  •
  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

  •
  the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

  •
  the maximum or minimum number of warrants that may be exercised at any time; and

  •
  information with respect to book-entry procedures, if any.

Warrant Agreements

        We may issue the warrants in one or more series under one or more warrant agreements, each to be entered into between us and one or more banks, trust companies or other financial institutions, as warrant agent. We may add, replace, or terminate warrant agents from time to time. We may also choose to act as our own warrant agent or may choose one of our subsidiaries to do so.

        The warrant agent under a warrant agreement will act solely as our agent in connection with the warrants issued under that agreement. The warrant agent will not assume any obligation or relationship of agency or trust for or with any holders of those warrants. Any holder of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise those warrants in accordance with their terms.

Form, Exchange, and Transfer

        We may issue the warrants in registered form or bearer form. Warrants issued in registered form, i.e., book-entry form, will be represented by a global security registered in the name of a depository, which will be the holder of all the warrants represented by the global security. Those investors who own beneficial interests in a global warrant will do so through participants in the depository's system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants. In addition, we may issue warrants in non-global form, i.e., bearer form. If any warrants are issued in non-global form, warrant certificates may be exchanged for new warrant certificates of different denominations, and holders may exchange, transfer, or exercise their warrants at the warrant agent's office or any other office indicated in the applicable prospectus supplement or other offering material.

        Prior to the exercise of their warrants, holders of warrants will not have any rights of holders of the common stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the common stock purchasable upon such exercise.

Exercise of Warrants

        A warrant will entitle the holder to purchase for cash an amount of equity securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement or other offering material. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement or other offering material. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be redeemed as set forth in the applicable prospectus supplement or other offering material.

        Warrants may be exercised as set forth in the applicable prospectus supplement or other offering material. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement or other offering material, we will forward, as soon as practicable, the common stock purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

PLAN OF DISTRIBUTION

        We or selling securityholders may sell securities pursuant to this prospectus (i) through underwriters or dealers, (ii) through agents, (iii) directly to one or more purchasers or (iv) through a combination of any such methods of sale. The prospectus supplement relating to any offering of securities may include the following information:

  •
  the terms of the offer;

  •
  the names of any underwriters, dealers or agents;

  •
  the name or names of any managing underwriter or underwriters;

  •
  the purchase price of the securities from us;

  •
  the net proceeds to us from the sale of the securities;

  •
  any delayed delivery arrangements;

  •
  any underwriting discounts, commissions or other items constituting underwriters' compensation;

  •
  any public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any commissions paid to agents.

Sales through Underwriters or Dealers

        If we use underwriters in the sale, the underwriters will acquire the securities for their own accounts. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        We may also make direct sales through subscription rights distributed to our existing stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

        During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

        Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

        If dealers are used in the sale of securities, we will sell the securities to them as principals. The dealers may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction. If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale.

        Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 under the Securities Act of 1933.

        If 5% or more of the net proceeds of any offering of securities made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with the National Association of Securities Dealers Conduct Rule 2720 (or any successor rule).

Direct Sales and Sales through Agents

        We may sell the securities directly. In this case, no underwriters or agents would be involved. We may sell securities upon the exercise of rights that we may issue to our securityholders. We may also sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities.

        We may sell the securities through agents we designate from time to time. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

Delayed Delivery Arrangements

        If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

        Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act of 1933. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

        We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

        In addition, sales not covered by this prospectus may also be made pursuant to Rule 144 or another applicable exemption under the Securities Act of 1933.

        To comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Sales by Selling Securityholders

        In addition, to the extent this prospectus is used by any selling securityholder to resell common stock or other securities, information with respect to the selling securityholder and the plan of distribution will be contained in a supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Securities Exchange Act of 1934, as amended, that are incorporated by reference.

LEGAL MATTERS

        Certain legal matters with respect to the enforceability of debt securities and the validity of the guarantee of debt securities will be passed upon for us by Dorsey & Whitney LLP. Certain legal matters with respect to the validity of the shares of common stock, debt securities and warrants offered by this prospectus will be passed upon for us by Miller Thomson LLP, Vancouver, British Columbia. Underwriters, dealers, agents and selling securityholders, if any, who we will identify in a prospectus supplement, may have their counsel pass upon certain legal matters in connection with the securities offered by this prospectus.

EXPERTS

        The consolidated financial statements of Kodiak Oil & Gas Corp. as of December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010 incorporated by reference in this prospectus, and the effectiveness of internal control over financial reporting as of December 31, 2010, have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in its report appearing in our Annual Report on Form 10-K for the year ended December 31, 2010. The statements of operating revenues and direct operating expenses of the properties acquired by Kodiak Oil & Gas (USA) Inc. on November 30, 2010, for the period from March 1, 2009 (inception) to December 31, 2009 have also been audited by Hein & Associates LLP, as stated in its report appearing in our current report on Form 8-K filed on November 4, 2010. Such Financial Statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        Estimates of the oil and gas reserves of Kodiak Oil & Gas Corp. and related future net cash flows and present values thereof included in this prospectus were based upon our proved reserve estimates as of December 31, 2010 and December 31, 2009 and December 31, 2008 prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers. We have incorporated these estimates in reliance on the authority of such firm as an expert in such matters.

INTERESTS OF NAMED EXPERTS AND COUNSEL

        As of June 28, 2011, certain partners of Miller Thomson LLP owned 15,500 common shares in the capital of the Company.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room in Washington, D.C. at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. These filings are also available to the public from the SEC's web site at www.sec.gov. We also maintain an Internet site at www.kodiakog.com that contains information concerning us and our affiliates. The information at our Internet site is not incorporated by reference in this prospectus, and you should not consider it to be part of this prospectus.

        In addition, we are subject to the filing requirements prescribed by the securities legislation of the Canadian provinces of British Columbia and Alberta. You are invited to read and copy any reports, statements or other information that we file with the Canadian provincial securities commissions or other similar regulatory authorities at their respective public reference rooms. These filings are also electronically available from the Canadian System for Electronic Document Analysis and Retrieval at http://www.sedar.com, which is commonly known by the acronym "SEDAR," the Canadian equivalent of the SEC's EDGAR system.

        We have included this prospectus in our registration statement that we filed with the SEC. The registration statement provides additional information that we are not required to include in this prospectus. You can receive a copy of the entire registration statement as described above. Although this prospectus describes the material terms of certain contracts, agreements and other documents filed as exhibits to the registration statement, you should read the exhibits for a more complete description of the document or matter involved.

INCORPORATION OF INFORMATION BY REFERENCE

        The rules of the SEC allow us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will be automatically updated and supersede that information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished under Items 2.02 or 7.01 on any current report on Form 8-K or corresponding information furnished under Item 9.01 or included as an exhibit) after the date of this prospectus and until the termination of this offering:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2010, as filed on March 3, 2011;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

  •
  Our Current Reports on Form 8-K filed on January 6, 2011, February 25, 2011, March 3, 2011, April 5, 2011, April 19, 2011, May 26, 2011 (as amended by Amendment No. 1 on Form 8-K/A filed on June 29, 2011), June 14, 2011 and June 21, 2011;

  •
  The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2010, and the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2009 and the year ended December 31, 2009, each contained in our Current Report on Form 8-K, as amended, filed on December 2, 2010;

  •
  The statements of operating revenues and direct operating expenses of the properties acquired by Kodiak Oil & Gas (USA) Inc. on November 30, 2011 for the period from March 1, 2009 (inception) to December 31, 2009, the nine month period ended September 30, 2010 (unaudited) and the period from March 1, 2009 (inception) to September 30, 2009 (unaudited), each contained in our Current Report on Form 8-K filed on November 4, 2010; and

  •
  The description of our common stock contained on Form 8-A that was filed with the SEC on June 20, 2006.

        Upon written or oral request, we will provide without charge to each person, including any beneficial owner to whom this prospectus is delivered, a copy of any or all of such documents that are incorporated by reference but not delivered with the prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests should be directed to:

Kodiak Oil & Gas Corp.
Attn: Lynn A. Peterson
1625 Broadway, Suite 250
Denver, Colorado 80202
(303) 592-8075

        Any statement contained in this prospectus or in a document, all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or any subsequently filed document that is incorporated by reference modifies or supersedes such statement. The making of a modified or superseded statement shall not be deemed an admission that the modified or superseded statement, when made, constituted an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus or any accompanying prospectus supplement.